Exhibit 10.2

EXECUTION COPY

DEBTOR-IN-POSSESSION FINANCING AGREEMENT

dated as of December 11, 2006

among

GRANITE BROADCASTING CORPORATION,
KBWB LICENSE, INC.,
KBWB, INC.,
WEEK-TV LICENSE, INC.,
WXON LICENSE, INC.,
WXON, INC.,
as Borrowers

VARIOUS LENDERS,

and

SILVER POINT FINANCE, LLC,
as Administrative Agent and Collateral Agent

________________________________________________________

Senior Secured Super-Priority Debtor-in-Possession Facility

________________________________________________________

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Accounting Terms	33
1.3	Interpretation, etc	34

SECTION 2.	LOANS	34
2.1	Loans	34
2.2	[Reserved]	35
2.3	[Reserved]	35
2.4	Pro Rata Shares; Availability of Funds	36
2.5	Use of Proceeds	36
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes	37
2.7	Interest on Loans	37
2.8	Interest Election Requests	38
2.9	Default Interest	38
2.10	Fees	39
2.11	Repayment of Loans	39
2.12	Voluntary Prepayment of Loans/Commitment Reductions	39
2.13	Mandatory Prepayments	40
2.14	Application of Prepayments	41
2.15	General Provisions Regarding Payments	42
2.16	Ratable Sharing	43
2.17	Making or Maintaining LIBOR Rate Loans	43
2.18	Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans	45
2.19	Taxes; Withholding, etc.	46
2.20	Obligation to Mitigate	49
2.21	Defaulting Lenders	49
2.22	Removal or Replacement of a Lender	50
2.23	Notices	51
2.24	Joint and Several Liability of the Borrowers	51
2.25	Agent Right to Charge Loan Account.	52
2.26	No Discharge; Survival of Claims.	52

SECTION 3.	CONDITIONS PRECEDENT	52
3.1	Conditions to Interim Facility	52
3.2	Conditions to Final Facility Effectiveness	56
3.3	Conditions to All Loans	56

SECTION 4.	REPRESENTATIONS AND WARRANTIES	57
4.1	Organization; Requisite Power and Authority; Qualification	57
4.2	Capital Stock and Ownership	57
4.3	Due Authorization	58
4.4	No Conflict	58

i

4.5	Governmental Consents	58
4.6	Binding Obligation	58
4.7	Historical Financial Statements	58
4.8	[Reserved]	59
4.9	No Material Adverse Change	59
4.10	No Restricted Junior Payments	59
4.11	Adverse Proceedings, etc	59
4.12	Payment of Taxes	59
4.13	Properties	60
4.14	Environmental Matters	60
4.15	No Defaults	61
4.16	Material Contracts	61
4.17	Governmental Regulation	61
4.18	Margin Stock	61
4.19	Employee Matters	62
4.20	Employee Benefit Plans	62
4.21	Certain Fees	62
4.22	Administrative Priority; Lien Priority	62
4.23	Appointment of Trustee or Examiner; Liquidation	63
4.24	Compliance with Statutes, etc	63
4.25	Disclosure	63
4.26	Terrorism Laws	64
4.27	Insurance	64
4.28	Common Enterprise	64
4.29	[Reserved].	64
4.30	Affiliate Transactions	64
4.31	Intellectual Property	65
4.32	Permits, Etc	65
4.33	[Reserved].	65
4.34	Budget and Financial Plan	65
4.35	Prepetition Obligations.	65
4.36	FCC Licenses and Approvals.	66

SECTION 5.	AFFIRMATIVE COVENANTS	67
5.1	Financial Statements and Other Reports	67
5.2	Existence	72
5.3	Payment of Taxes and Claims	72
5.4	Maintenance of Properties	72
5.5	Insurance	72
5.6	Books and Records; Inspections	73
5.7	[Reserved]	73
5.8	Compliance with Laws	73
5.9	Environmental	74
5.10	Subsidiaries	75
5.11	Additional Material Real Estate Assets	76
5.12	Additional Borrowers.	77

5.13	Cash Management System	77
5.14	Further Assurances	78
5.15	Miscellaneous Business Covenants	78
5.16	Use of Proceeds	78
5.17	Retention of Advisors	78
5.18	Filings	79

SECTION 6.	NEGATIVE COVENANTS	79
6.1	Indebtedness	79
6.2	Liens	80
6.3	No Further Negative Pledges	80
6.4	Restricted Junior Payments	80
6.5	Restrictions on Subsidiary Distributions	80
6.6	Investments	81
6.7	Financial Covenants	81
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	82
6.9	Disposal of Subsidiary Interests	82
6.10	Sales and Lease Backs	83
6.11	Transactions with Shareholders and Affiliates	83
6.12	Conduct of Business	83
6.13	Excess Cash	83
6.14	Amendments or Waivers of Certain Related Agreements	84
6.15	Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims	84
6.16	Fiscal Year	85
6.17	Deposit Accounts	85
6.18	Amendments to Certain Agreements	85
6.19	Prepayments of Certain Indebtedness	85
6.20	Issuance of Capital Stock	85
6.21	Compromise of Accounts Receivable	85
6.22	Intercompany Transfers of Loan Proceeds	86

SECTION 7.	[RESERVED]	86

SECTION 8.	EVENTS OF DEFAULT	86

SECTION 9.	AGENTS	91
9.1	Appointment of Agents	91
9.2	Powers and Duties	91
9.3	General Immunity	91
9.4	Agents Entitled to Act as Lender	93
9.5	Lenders’ Representations, Warranties and Acknowledgment	93
9.6	Right to Indemnity	93
9.7	Successor Administrative Agent	94
9.8	Collateral Documents and Guaranty	95
9.9	Posting of Approved Electronic Communications	96

SECTION 10.	SECURITY AND ADMINISTRATIVE PRIORITY	97
10.1	Prepetition Obligations	97
10.2	Acknowledgment of Security Interests	98
10.3	Binding Effect of Documents	98
10.4	Collateral; Grant of Lien and Security Interest	98
10.5	Administrative Priority	100
10.6	Grants, Rights and Remedies	100
10.7	No Filings Required	100
10.8	Survival	100

SECTION 11.	MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL	101
11.1	Collection of Accounts Receivable; Management of Collateral	101
11.2	Accounts Receivable Documentation	102
11.3	Status of Accounts Receivable and Other Collateral	102
11.4	Collateral Custodian	103

SECTION 12.	MISCELLANEOUS	103
12.1	Notices	103
12.2	Expenses	103
12.3	Indemnity	104
12.4	Set Off	105
12.5	Amendments and Waivers	105
12.6	Successors and Assigns; Participations	106
12.7	Special Purpose Funding Vehicles	109
12.8	Independence of Covenants	110
12.9	Survival of Representations, Warranties and Agreements	110
12.10	No Waiver; Remedies Cumulative	110
12.11	Marshalling; Payments Set Aside	110
12.12	Severability	111
12.13	Obligations Several; Independent Nature of Lenders’ Rights	111
12.14	Headings	111
12.15	APPLICABLE LAW	111
12.16	CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.	111
12.17	WAIVER OF JURY TRIAL	112
12.18	Confidentiality	112
12.19	Usury Savings Clause	113
12.20	Counterparts	114
12.21	Effectiveness	114
12.22	Patriot Act	114
12.23	Disclosure	114
12.24	Company as Agent for Borrowers	114
12.25	Appointment for Perfection	115
12.26	Advertising and Publicity	115

APPENDICES:	A	Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Budget
	1.1(b)	Financial Plan
	1.1(c)	Network Affiliation Agreements
	1.1(d)	Disclosure of Certain Events
	3.1(p)	Litigation
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.11	Adverse Proceedings
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.21	Certain Fees
	4.27	Insurance
	4.30	Affiliate Transactions
	4.31	Intellectual Property
	4.35	Prepetition Obligations
	4.36	FCC Licenses and Approvals
	5.18	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments
	6.21	Compromise Accounts Receivable
	6.11	Certain Affiliate Transactions
	6.21	Payments
	11.1	Lockboxes

EXHIBITS:	A-1	Funding Notice
	A-2	Interest Election Request
	B	Form of Note
	C	Compliance Certificate
	D	[Reserved]
	E	Assignment Agreement
	F	Certificate Regarding Non bank Status
	G	Form of Assumption Agreement
	H	[Reserved]
	I	Interim Bankruptcy Court Order

v

DEBTOR-IN-POSSESSION FINANCING AGREEMENT

This DEBTOR-IN-POSSESSION FINANCING AGREEMENT, dated as of December 11, 2006, is entered into by and among GRANITE BROADCASTING CORPORATION, a Delaware corporation, as debtor and debtor-in-possession (the “Company”), KBWB LICENSE, INC., KBWB, INC., WEEK-TV LICENSE, INC., WXON LICENSE, INC., and WXON, INC., each as debtor and debtor-in-possession (together with the Company, and as further defined herein, each a ”Borrower” and collectively, the “Borrowers”), the Lenders party hereto from time to time, and SILVER POINT FINANCE, LLC (“Silver Point”), as administrative agent (in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrowers have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and the Borrowers continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrowers have asked the Lenders to make post-petition loans and advances to the Borrowers consisting of a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, provided that until the Final Bankruptcy Court Order (as hereinafter defined) shall have been entered by the Bankruptcy Court, no loans or advances under the revolving credit facility shall be made, other than revolving credit loans in an aggregate principal amount not to exceed $5,000,000.  The Lenders have severally, and not jointly, agreed to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                                         DEFINITIONS AND INTERPRETATION

1.1          Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any support obligations in respect of the foregoing and any proceeds arising from or relating to the foregoing.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of one-sixteenth of one percent (1/16 of 1%)) (i) (a) the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as determined by Administrative Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Credit Parties shall make all payments to Administrative Agent for the benefit of Agent and Lenders under this Agreement and the other Credit Documents.

“Administrative Borrower” has the meaning specified therefor in Section 12.24.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the best knowledge of Company or any of its Subsidiaries, threatened in writing against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling, “ “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding anything to the contrary herein, in no event shall any Agent or Lender be considered an “Affiliate” of the Company or any of its Subsidiaries.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agreed Administrative Expense Priorities” means that administrative expenses with respect to the Borrowers and, with respect to sub-clause (ii) of clause ”first”, an official unsecured creditors committee (if any) appointed by the Bankruptcy Court, shall have the following order of priority:

first, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and (ii) amounts in respect of Carve-Out Expenses, provided that the amount entitled to priority under this sub-clause (ii) of this clause first (“Priority Professional Expenses”) shall not exceed (a) prior to a Carve-Out Expense Reduction Period, the aggregate amount set forth in the Budget for such Carve-Out Expenses for the applicable Budget Period (taking into account any Permitted Deviation therefrom) and (b) during a Carve-Out Expense Reduction Period, the sum of (1) the aggregate amount of Carve-Out Expenses (so long as not incurred in connection with any action or claim against the Prepetition Agents, the Prepetition Indebtedness Holders, the Agents or the Lenders, including, without limitation, any claim challenging the amount, validity, priority or enforceability of the Prepetition Obligations or the Obligations) accrued and not paid immediately prior to the commencement of a Carve-Out Expense Reduction Period and (2) $2,000,000 (as to the period in clause (b), the “Professional Expense Cap”); provided, that the portion of the Professional Expense Cap attributable to any professionals retained pursuant to an Order of the Bankruptcy Court by an official unsecured creditors committee (“Committee”) shall not exceed $450,000 (the “Committee Expense Cap”), which Committee Expense Cap shall be reduced dollar-for-dollar by the amount of fees and expenses actually paid to such professionals retained by the Committee during the period of the first 100 days following the Committee’s appointment (if any); provided, further, however, that (A) during any Carve-Out Expense Reduction Period, any payments actually made in respect of Carve-Out Expenses shall reduce the Professional Expense Cap on a dollar-for-dollar basis and (B) for the avoidance of doubt, so long as no Carve-Out Expense Reduction Period shall be continuing, the payment of Carve-Out Expenses shall not reduce the Professional Expense Cap, second, all Obligations then due and payable, and

third, all other allowed administrative expenses (other than expenses of any Committee in excess of the Committee Expense Cap) to the extent then due and payable and not otherwise paid.

“Aggregate Amounts Due” as defined in Section 2.16.

“Agreement” means this Debtor-in-Possession Financing Agreement, dated as of December 11, 2006, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.

“Applicable Margin” means (i) with respect to LIBOR Rate Loans, a percentage, per annum, equal to 2.75% and (ii) with respect to Base Rate Loans, a percentage , per annum equal to 1.75%.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Company’s Subsidiaries, other than inventory sold or leased in the ordinary course of business.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, treasurer or controller, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Availability” means, (i) during the Interim Period, the difference between (A) $25,000,000 and (B) the aggregate outstanding principal amount of all Loans and (ii) during the Final Period, the difference between (A) the total Commitment and (B) the sum of (1) the aggregate outstanding principal amount of all Loans and (2) the aggregate amount of all reserves established by the Administrative Agent pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, an initial reserve in the amount of $10,000,000; provided that so long as no Default or Event of Default has occurred and is continuing reserves established by the Administrative Agent shall not exceed $10,000,000.

“Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 550, 551, 553(b) or 724(a) of the Bankruptcy Code and any proceeds therefrom.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Bankruptcy Court Order” means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus 2.00%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means each of the initial Persons identified as a “Borrower” on the signature pages hereto and each other Person that becomes a Borrower hereunder in accordance with Section 5.12 hereof.

“Broadcast Cash Flow” means, for any period, operating income or loss plus depreciation and amortization, restructuring and litigation expenses, corporate expense, non-cash compensation and program amortization, less program payments, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP; provided that (A) there shall be excluded (i) the Broadcast Cash Flow of any Person (other than a Credit Party) in which any other Person (other than a Credit Party) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to a Credit Party by such Person during such period, (ii) the Broadcast Cash Flow of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with a Subsidiary of the Company or that Person’s assets are acquired by the Company or a Subsidiary of the Company, (iii) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary gains or net non-cash extraordinary losses and (B) the WB Stations will be treated as if such assets were not held for sale for GAAP purposes until such time as such assets have been disposed.  Broadcast Cash Flow of the Malara Entities will be included in the calculation of Broadcast Cash Flow of the Company and its Subsidiaries.

“Budget” means the monthly cash receipts and disbursements and Loan projections (including projected drawings and outstanding Loan balances) of the Company and its Subsidiaries attached hereto as Schedule 1.1(a).

“Budget Period” means each monthly period set forth in the Budget commencing with the calendar month ending December 31, 2006.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Carve-Out Expense Reduction Period” means any period during which an Event of Default under this Agreement or a default by any Credit Party in any of its obligations under any of the Bankruptcy Court Orders, in either such case, shall have occurred and be continuing, and as to which the Collateral Agent has provided written notice of the commencement of the Carve-Out Expense Reduction Period to the Administrative Borrower (it being understood and agreed that a Carve-Out Expense Reduction Period shall commence on the date such notice is given).

“Carve-Out Expenses” means any fees, costs, disbursements and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Cases pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code; provided, that such fees, costs, disbursements and expenses are in an amount equal to or less than the applicable amount set forth in the Budget and are ultimately approved by the Bankruptcy Court.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; and (v) shares of any money market mutual fund that (a) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means the occurrence of one or more of the following events:

(a)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any “person” or “group” of related “persons” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (whether or not otherwise in compliance with the provisions of this Agreement);

(b)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Agreement);

(c)           after the date hereof, any “person” or “group” of related “persons” as defined in Rules 13d-3 and 13d-5 under the Exchange Act shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(d)           the replacement or resignation of a majority of the board of directors of the Company who constituted the board of directors of the Company on the date hereof, provided that any director that becomes a director after the date hereof that is “independent” as defined under the rules and regulations of the New York Stock Exchange and approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed in light of the circumstances surrounding the appointment of such director) shall be deemed to be a director as of the date hereof;

(e)           the Company or any of its Subsidiaries consolidates with, or merges with or into, any Person (other than a Credit Party), or any Person consolidates with, or merges with or into, the Company or any of its Subsidiaries, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such Subsidiary or such other Person is converted into or exchanged for cash, securities or other property;

(f)            the Company shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock (other than directors’ qualifying shares) of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens); or

(g)           any event, the occurrence of which constitutes a change of control of the Company for purposes of any Prepetition Obligations.

“Chapter 11 Cases” has the meaning specified therefor in the recitals hereto.

“Closing Date” means the date on which all of the conditions in Section 3.1 have been satisfied or waived.

“Collateral” has the meaning specified therefor in Section 10.4(a).

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto in connection with any Lien on the Collateral to secure the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund any Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Closing Date is $25,000,000.

“Commitment Period” means the period from the Closing Date to but excluding the Final Maturity Date.

“Communications” has the meaning specified therefor in Section 9.9(a).

“Company” as defined in the preamble hereto.

“Company Account” has the meaning specified therefor in Section 5.13(b).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Corporate Expenses” means those expenses properly included in the line item “Corporate Expenses” on the Company’s financial statements in accordance with GAAP and as allocated by the Company consistent with past practice.  Corporate Expenses of the Malara Entities will be included in the calculation of Corporate Expenses of the Company and its Subsidiaries.

“Credit Date” means the date of a Loan Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, or any other Obligation.

“Credit Party” means each Person (other than any Agent or any Lender, Lender Counterparty or any representative thereof) from time to time party to a Credit Document.  For the avoidance of doubt, no Person that is a Non-Debtor Subsidiary shall be a Credit Party hereunder.

“Credit Party Account” has the meaning specified therefor in Section 5.13(a).

“Credit Party Documentation” has the meaning specified therefor in Section 5.13(a).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Administrative Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Administrative Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than (i) an account evidenced by a negotiable certificate of deposit, or (ii) any zero balance disbursement account.

“Disclosure Filings” means the following filings made by the Administrative Borrower with the Securities and Exchange Commission: (i) the Administrative Borrower’s Form 10-K filing for the year ended December 31, 2005, (ii) each of the Administrative Borrower’s Form 10-Q filings for the quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, respectively and (iii) each of the Form 8-K filings made by the Administrative Borrower since January 1, 2006.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Duluth Advertising Representation Agreement” means that certain Advertising Representation Agreement, dated as of March 8, 2005 by and between KDLH(TV),  Duluth Service Provider and the Company in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted hereunder.

“Duluth Management Services Agreement” means that certain Management Services Agreement, dated as of March 8, 2005, by and between TCM Media Associates LLC and KDLH(TV), in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Duluth Option Agreement” means that certain Put and Call Option Agreement, dated as of March 8, 2005, by and among Malara Broadcast Group Inc., KDLH(TV), Duluth Licensee and the Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Duluth Service Provider” means KBJR, Inc., a Delaware corporation, and a wholly-owned Subsidiary of the Company.

“Duluth Shared Services Agreement” means that certain Shared Service Agreement, dated as of March 8, 2005, by and between KDLH(TV), Duluth Service Provider and Granite in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Eligible Assignee” means any of (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, or (c) any other Person (other than a natural Person) approved by Administrative Borrower (so long as no Default or Event of Default has occurred and is continuing) and Administrative Agent.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) public health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Tax” means a “Tax on the overall net income” of a Person as defined in the definition of “Tax”.

“Existing Malara Facility” means the Credit Agreement dated as of March 8, 2005, as amended through the date hereof and, after the date hereof, to the extent permitted by the terms of this Agreement, between Malara Broadcast Group Inc., as parent guarantor, Malara Broadcast Group of Fort Wayne LLC, Malara Broadcast Group of Fort Wayne Licensee LLC, Malara Broadcast Group of Duluth LLC and Malara Broadcast Group of Duluth Licensee LLC, as borrowers, D.B.  Zwirn Special Opportunities Fund, L.P., as administrative agent, and the lenders party thereto.

“Extraordinary Receipts” means any cash received by or paid to or for the account of Company or any of it Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, any Net Insurance/Condemnation Proceeds which are subject to Section 2.13(b)).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FCC” means the Federal Communications Commission or any successor federal governmental agency performing functions similar to those performed on the date hereof by the Federal Communications Commission.

“FCC Licenses” means all licenses, authorizations, waivers and permits relating to the stations required under the Communications Act or from any Communications Regulatory Authority or otherwise used in the operation of the stations.

“FCC Rules” means the rules, regulations, policies and practices of the FCC, as in effect  from time to time.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated December 11, 2006 between Company and Administrative Agent.

“Filing Date” means December 11, 2006.

“Final Bankruptcy Court Order” means the final order of the Bankruptcy Court with respect to the Credit Parties, in form and substance satisfactory to the Administrative Agent in its sole discretion, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent.

“Final Bankruptcy Court Order Entry Date” means the date on which the Final Bankruptcy Court Order shall have been entered on the docket of the Bankruptcy Court.

“Final Facility Effective Date” has the meaning specified therefor in Section 3.2.

“Final Maturity Date” means the date which is the earliest of (i) the date which is 45 days following the date of entry of the Interim Bankruptcy Court Order, if the Final Bankruptcy Court Order has not been entered by the Bankruptcy Court on or prior to such date,

(ii) September 1, 2007, (iii) the earlier of the effective date and the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code), in each case, of a plan of reorganization in any of the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, and (iv) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Credit Documents.

“Final Period” means the period commencing on the Final Facility Effective Date and ending on the Final Maturity Date.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to the absence of footnotes and changes resulting from normal audit and year-end adjustments.

“Financial Plan” means, the monthly consolidated plan and financial forecast for each fiscal month through the month ending July, 2007 attached as Schedule 1.1(b) hereto, including forecasted consolidated statements of income of the Company and its Subsidiaries (which for purposes of this definition shall include the Malara Entities), and forecasted statements for the Company on a consolidated basis of revenues and expenses through, and including, adjusted Broadcast Cash Flow for each month of such period (which for the purposes of this definition shall include the Malara Entities).

“First Priority” means, with respect to any Lien purported to be created in any Collateral, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fort Wayne Advertising Representation Agreement” means that certain Advertising Representation Agreement, dated as of March 8, 2005, by and between WPTA(TV), Fort Wayne Service Provider and the Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Fort Wayne Management Services Agreement” means that certain Management Services Agreement, dated as of March 8, 2005, by and between TCM and WPTA(TV), in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Fort Wayne Option Agreement” means that certain Put and Call Option Agreement, dated as of March 8, 2005, by and among Malara Broadcast Group Inc., WPTA(TV), Fort Wayne Licensee and the Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Fort Wayne Service Provider” means WISE-TV, Inc. (as successor to NVG-Fort Wayne, Inc.), a Delaware corporation, and a wholly-owned Subsidiary of the Company.

“Fort Wayne Shared Services Agreement” means that certain Shared Services Agreement, dated as of March 8, 2005, by and between WPTA(TV), Fort Wayne Service Provider and the Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement (including all amendments through the date hereof) and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent expressly permitted hereunder.

“Funding Default” as defined in Section 2.21.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 12.7.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantor” means each Person which guarantees, pursuant to Section 5.10 or otherwise, all or any part of the Obligations.

“Guaranty” means each guaranty, in form and substance satisfactory to the Administrative Agent, made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to Section 5.10 or otherwise.

“Guaranty Fee Agreement” means that certain Guarantee Fee Agreement, dated as of March 8, 2005, by and among Malara Broadcast Group Inc., KDLH(TV), WPTA(TV) and the Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent expressly permitted hereunder.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended December 31, 2005, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the financial statements of Company and its Subsidiaries, for the Fiscal Quarter ended September 30, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter, in the case of clauses (i) and (ii), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Increased Cost Lender” as defined in Section 2.22.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than six (6) months that are to the extent that enforcement thereof is not stayed by virtue of the filing of the Chapter 11 Cases not overdue by more than seventy-five (75) days) which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any interest rate or currency agreement or any other rate management transaction, whether entered into for hedging or speculative purposes; (xii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person; (xii) all Attributable Debt of such Person; and (xiii) any obligations of such Person or its Subsidiaries that would constitute “indebtedness” for the purpose of any other agreement to which such Person is a party.  The Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loan Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” as defined in Section 12.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Insolvency Event” with respect to any Subsidiary of the Company that is not a Credit Party, means:  (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of such Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against such Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Subsidiary, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or (iii) such Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or such Subsidiary shall make any assignment for the benefit of creditors; or (iv) such Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of such Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this definition.

“Interest Election Request” means a Interest Election Request substantially in the form of Exhibit A-2.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, (a) the last day of each month commencing on the first such date to occur after the Closing Date, and (b) the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, two, or three months, as selected by the Administrative Borrower in the applicable Funding Notice or Interest Election Request, (i) initially, commencing on the Credit Date or Interest Period Election Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Loans shall extend beyond the Final Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Bankruptcy Court Order” means the order of the Bankruptcy Court with respect to the Credit Parties, in the form of Exhibit I hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent.

“Interim Bankruptcy Court Order Entry Date” means the date on which the Interim Bankruptcy Court Order shall have been entered on the docket of the Bankruptcy Court.

“Interim Facility Effective Date” means the date, on or before December 14, 2006, on which all of the conditions precedent set forth in Section 3.1 are satisfied or waived.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on the earlier to occur of (i) the Final Facility Effective Date and (ii) the Final Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management of the Company, which fraud has a material effect on the Company’s internal controls over public reporting, in each case as described in the Securities Laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Company or any of its Subsidiaries from any Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) any direct or indirect Guarantee of any obligations of any other Person other than endorsements for collection or deposit in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in a form approved by the Agents.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Administrative Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Loan made by a Lender to the Borrowers pursuant to Section 2.1(a).

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at its Principal Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Loan Extension” means the making of a Loan.

“Malara Entities” means each of Malara Broadcast Group Inc., Malara Broadcast Group of Fort Wayne LLC, Malara Broadcast Group of Fort Wayne Licensee LLC, Malara Broadcast Group of Duluth LLC and Malara Broadcast Group of Duluth Licensee LLC.

“Malara Guaranty Agreement” means that certain Guaranty, dated as of March 8, 2005, by the Company in favor of D.B. Zwirn Special Opportunities Fund, L.P. as agent for the lender parties to the Existing Malara Facility, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent expressly permitted hereunder.

“Malara Waiver Documents” means (i) the Limited Waiver and Second Amendment dated as of December 8, 2006 among the Malara Entities, the lenders listed on the signature pages thereof, and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent for such lenders and (ii) the letter agreement dated as of December 8, 2006 among the Malara Entities and Granite regarding the Limited Waiver and Second Amendment.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Deviation” means, as of any date of determination, an adverse deviation of more than the Permitted Deviation from the aggregate amount set forth in the applicable Budget Period for any line item of the Budget for such Budget Period, provided that (i) with respect to the “Automation Capital Expenditures” and “Other Capital Expenditures” line items of the Budget, “Material Adverse Deviation”, as of any date of determination, shall mean that the aggregate amount Capital Expenditures of such category made during the period from the first Budget Period to the most recently concluded Budget Period exceeds by more than the Permitted Deviation the aggregate amount of projected Capital Expenditures of such category set forth in the applicable line item of the Budget, (ii) with respect to the “Restructuring and Bankruptcy-Related Costs (Debtor)”, “Restructuring and Bankruptcy-Related Costs (Pre-Petition Lender)” and “Restructuring and Bankruptcy-Related Costs (Creditors Committee)” line items of the Budget, “Material Adverse Deviation”, as of any date of determination, shall mean that the aggregate amount of restructuring and bankruptcy-related costs of such category made during the period from the first Budget Period to the most recently concluded Budget Period exceeds by more than the Permitted Deviation the aggregate amount of projected restructuring and bankruptcy-related costs of such category set forth in the applicable line item of the Budget, and (iii) with respect to the “State Taxes Payable” and “Other Expenses (franchise taxes, et. al.)” line items of the Budget, “Material Adverse Deviation”, as of any date of determination, shall mean that the aggregate amount of costs of such category made during the period from the first Budget Period to the most recently concluded Budget Period exceeds by more than the Permitted Deviation the aggregate amount of projected costs of such category set forth in the applicable line item of the Budget.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole, except  for the commencement of the Chapter 11 Cases and the effects that customarily result from the commencement of chapter 11 cases; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral with an aggregate value in excess of $1,500,000 since the date hereof; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender under any Credit Document; provided that events, developments and circumstances disclosed in the Disclosure Filings or in Schedule 1.1(d) shall not be considered to have such a Material Adverse Effect under clause (i) of this definition, although subsequent events, developments and circumstances relating to such disclosed matters may result in a Material Adverse Effect.

“Material Contract” means, collectively (other than the Credit Documents or the Prepetition Credit Documents), (i) any contract or other arrangement to which Company or any of its Subsidiaries is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (which shall include a contract for which total payments to be made by or to the Company and/or any Subsidiary of the Company exceed $250,000 per Fiscal Year) and (ii) any agreement or instrument of the Company or any of its Subsidiaries evidencing or governing Indebtedness with an aggregate outstanding principal amount in excess of $750,000.

“Material Real Estate Asset” means (i)(a) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of any date of determination, and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $250,000 per annum, or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any Subsidiary thereof.

“Moody’s” means Moody’s Investor Services, Inc.

“Monthly Excess Receipts” means, for any Budget Period, the excess if any of the actual receipts for such Budget Period over the forecasted receipts for such Budget Period.

“Monthly Excess Disbursements” means, for any Budget Period, the excess if any of the actual disbursements for such Budget Period over the forecasted disbursements for such Budget Period.

“Mortgage” means each Mortgage substantially in the form of Exhibit H to the Senior Secured Notes Indenture, as it may be further amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of Cash payments and Cash Equivalents received by Company or any of its Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), other than those pursuant to Section 6.8(b) minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds).

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Network Affiliation Agreement” means, collectively, the affiliation agreements between the Company or any Subsidiary of the Company and any of the Networks, as the case may be, listed in Schedule 1.1(c) as any such agreement may be amended, supplemented or otherwise modified as permitted by the terms of this Agreement and including any replacement agreement.

“Networks” means one or more of National Broadcasting Company, American Broadcasting Company, CBS, Inc., Fox Broadcasting Company, My Network, or an Affiliate thereof, as the context requires.

“Non-Debtor Subsidiary” means a Subsidiary of the Company that is not, and is not required by the Credit Documents to be, a Borrower or a Guarantor under this Agreement.

“Non-U.S. Lender” as defined in Section 2.19(e).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Interest Election Request.

“Obligations” means all liabilities and obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document.

“Ownership Reports” means, with respect to any broadcast television station owned by the Credit Parties, the reports and certifications filed with the FCC pursuant to 47 C.F.R. § 73.3615, or any comparable reports filed pursuant to any successor regulation thereto.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Deviation” means 15%.

“Permitted Liens” means each of the following Liens:

(i)            Liens securing the Prepetition Obligations;

(ii)           Liens for taxes, assessments or governmental charges or claims the payment of which is not required under Section 5.3;

(iii)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, or, with respect to the Credit Parties, as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(iv)          Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) in the ordinary course of business;

(v)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(vi)          easements, rights-of-way, zoning restrictions, minor defects and irregularities in title and other similar charges or encumbrances in respect of real property that do not, individually or in the aggregate, have a material adverse effect on the value of the real property encumbered thereby and do not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(vii)         [Reserved];

(viii)        Liens upon specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(ix)           [Reserved];

(x)            Liens encumbering deposits made to secure ordinary course business obligations arising from statutory, regulatory or contractual (other than with respect to Indebtedness) requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

(xi)           leases or subleases granted to others not interfering in any material respect with the business of the Company or any of the Company’s Subsidiaries and any interest or title of a lessor under any lease permitted by this Agreement;

(xii)          Liens on any interest or title of a lessor under any real property leased by the Company or any of the Company’s Subsidiaries;

(xiii)         the Lien created pursuant to Section 12.9 of the Senior Secured Notes Indenture in connection with the initial deposit by the Company of $1.0 million in the Trustee Reserve Fund;

(xiv)        Liens existing on the Filing Date, as described on Schedule 6.2 (other than the Liens described in clause (i) above); provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Filing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced;

(xv)         replacement Liens on the Collateral granted to secure the Prepetition Obligations to the extent provided in the Bankruptcy Court Orders.

“Permitted Priority Liens” means Liens permitted under clauses (iv), (vi), (x), (xi), and (xii) of the definition of the term “Permitted Lien”; provided, that the aggregate amount of Indebtedness for borrowed money secured by such Liens shall not exceed $750,000.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 9.9(b).

“Pledge Agreement” means any pledge agreement or similar agreement or instrument made by a Credit Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in each case, in substantially the same form and substance as the pledge agreements or similar agreements or instruments that secure the Prepetition Obligations and otherwise in form and substance satisfactory to the Collateral Agent.

“Preferred Stock” means the Company’s 12.75% cumulative exchangeable preferred stock.

“Prepetition Agents” means The Bank of New York, as collateral agent for the Prepetition Indebtedness Holders, The Bank of New York, as trustee for the holders of the Senior Secured Notes, and Silver Point, as administrative agent for the Prepetition Lenders.

“Prepetition Collateral” means all collateral purported to be granted pursuant to the Prepetition Credit Documents.

“Prepetition Credit Agreement” means that certain Financing Agreement, dated as of July 5, 2006, by and among the Company, the Guarantors party thereto, the Prepetition Agents and the Prepetition Lenders, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Prepetition Credit Documents” means the Prepetition Credit Agreement, the Senior Secured Notes Indenture and all instruments and documents executed at any time in connection with either thereof.

“Prepetition Indebtedness Holders” means, collectively, the Prepetition Lenders and the holders of the Senior Secured Notes.

“Prepetition Lenders” means the lenders party to the Prepetition Credit Agreement, from time to time, under and as defined in the Prepetition Credit Agreement.

“Prepetition Obligations” means all indebtedness, obligations and liabilities of the Company and its Subsidiaries to the Prepetition Agents and the Prepetition Indebtedness Holders incurred prior to the Filing Date arising from or related to the Prepetition Credit Agreement, the Senior Secured Notes Indenture and the other agreements, instruments and other documents related thereto including fees, premiums (including repayment premiums, if any, owing under the Senior Secured Notes), expenses, indemnities and reimbursement obligations due thereunder and interest thereon accruing both before and after the Filing Date, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal and interest or otherwise on account of any pre-petition Indebtedness or trade payables or other pre-petition claims against the Borrowers.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Administrative Borrower and each Lender.

“Pro Rata Share” means the percentage obtained by dividing (a) the Loan Exposure of that Lender, by (b) the aggregate Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any Leasehold Property or fee-owned real property then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Agents.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Reimbursement and Refinancing Agreement” means that certain Reimbursement and Refinancing Agreement, dated as of March 8, 2005, as amended through the date hereof and, after the date hereof, to the extent permitted by the terms of this Agreement, by and between the Malara Entities and the Company.

“Related Agreements” means, collectively, the Prepetition Credit Agreement, the Senior Secured Notes Indenture, the Station Agreements, the Malara Guaranty Agreement, each Network Affiliation Agreement, the Reimbursement and Refinancing Agreement and the Malara Waiver Documents.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.  With respect to Silver Point, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Silver Point may leverage its investments from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization Plan” means the plan of reorganization filed on the first day of the Chapter 11 Cases, as such plan may be amended with the prior written consent of the Requisite Lenders.

“Replacement Lender” as defined in Section 2.22.

“Requisite Lenders” means, at any time, Lenders having Loan Exposures and unused Commitments representing more than 50% of the sum of the total Loan Exposures and unused Commitments at such time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of Qualified Capital Stock of the Company to holders of such Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness.

“Restructuring Support Agreement” means the Restructuring Support Agreement dated as of December 11, 2006 among the Company and the Subsidiaries of the Company named therein, Silver Point Finance, LLC and its affiliated investment funds that are signatories thereto and the Other Secured Claimholders identified on the signature pages thereof, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” means the Lenders and the Agents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means any security agreement or similar agreement or instrument (including this Agreement) made by a Credit Party in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, in substantially the same form and substance as the security agreement or similar agreement or instrument that secures the Prepetition Obligations and otherwise in form and substance satisfactory to the Collateral Agent.

“Senior Secured Notes” means the Company’s 9¾% Senior Secured Notes due 2010.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the Company’s 9¾% Senior Secured Notes Indenture dated as of December 22, 2003 among the Company, as issuer, certain Subsidiaries of the Company, as guarantors, and The Bank of New York, as trustee, as amended through the date hereof.

“Silver Point” as defined in the preamble hereto.

“SPC” as defined in Section 12.7.

“Station Agreements” means, collectively, the Duluth Option Agreement, the Fort Wayne Option Agreement, the Duluth Shared Services Agreement, the Fort Wayne Shared Services Agreement, the Duluth Advertising Representation Agreement, the Fort Wayne Advertising Representation Agreement, the Duluth Management Services Agreement, the Fort Wayne Management Services Agreement and the Guaranty Fee Agreement.

“Subject Transaction” as defined in Section 6.7(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Credit Document or its participation in the transactions governed thereby) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tax-Related Person” means by Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to an Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Terminated Lender” as defined in Section 2.22.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Trustee Reserve Fund” means the account designated by the Trustee pursuant to Section 12.9 of the Indenture.

“Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted LIBOR Rate Component” means that component of the interest costs to the Borrowers in respect of a LIBOR Rate Loan that is based upon the rate obtained pursuant to clause (B)(i) of the definition of Adjusted LIBOR Rate.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

1.2          Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3          Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.                                                         LOANS

2.1          Loans.

(a)           Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Commitment.  Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Commitment Period.  Each Lender’s Commitment shall expire on the Final Maturity Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than such date.

(b)           Notwithstanding the foregoing:

(i)            The aggregate principal amount of Loans which may be drawn during any Budget Period shall not exceed the maximum aggregate principal amount of Loans projected to be drawn during such Budget Period as set forth in the Budget (after giving effect to the Permitted Deviation therefrom); provided, that the limitations of this clause (i) shall at no time prevent the Borrowers from drawing any amount that would, after giving effect to such draw, not result in there being more than $5 million of Loans outstanding and the payment of principal, interest and fees with respect to any portion of such $5 million so drawn shall not violate the limitations with respect to Budget payments set forth in this Agreement.

(ii)           During the Interim Period, the aggregate principal amount of Loans outstanding at any time shall not exceed $5,000,000.

(iii)          Within the foregoing limits, the Borrowers may borrow, repay and reborrow Loans, on or after the Interim Facility Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(c)           Borrowing Mechanics for Loans.

(i)            Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount.

(ii)           Whenever a Borrower desires that Lenders make Loans, the Administrative Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and, at least one Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan and such Funding Notice shall include a certification by an Authorized Officer of the Administrative Borrower that the aggregate principal amount of Loans drawn during the current Budget Period (after giving effect to the proposed borrowing) shall not exceed the maximum aggregate principal amount of Loans projected to be drawn during such Budget Period as set forth in the Budget (subject to the Permitted Deviation therefrom and except as otherwise provided in Section 2.1(b)(i)).  Except as otherwise provided herein, a Funding Notice for a Loan shall be irrevocable when given, and the Borrowers shall be bound to make a borrowing in accordance therewith.  Administrative Agent and Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to Administrative Agent).  Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of any Borrower until Administrative Agent receives written notice to the contrary.  Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(iii)          Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the Borrower.

(iv)          Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to Administrative Agent’s Account.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the applicable Borrower set forth on Schedule 2.2 hereto or such other account as may be designated in writing to Administrative Agent by the Administrative Borrower.

2.2          [Reserved].

2.3          [Reserved].

2.4          Pro Rata Shares; Availability of Funds.

(a)           Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)           Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Administrative Borrower and the Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Loan Commitments hereunder or to prejudice any rights that a Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5          Use of Proceeds.  The proceeds of the Loans shall be used (A) to pay for the fees, costs and expenses owing to the Agents, the Lenders, the Prepetition Agents and the Prepetition Indebtedness Holders in accordance with the Credit Documents, (B) to fund ongoing working capital requirements of the Company and its Subsidiaries including, without limitation, payments of the administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrowers or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement), (C) to pay for fees, costs and expenses, including, without limitation, Carve-Out Expenses, (D) to pay amounts owing on the Obligations as provided herein and (E) for general corporate purposes.  No portion of the proceeds of any Loan Extension shall be used in any manner that causes or might cause such Loan Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)           Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Credit Parties to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Credit Parties, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Credit Parties’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)           Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Credit Parties and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Credit Parties’ Obligations in respect of any Loan.  Each Credit Party hereby designates the entity serving as Administrative Agent to serve as such Credit Party’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Credit Party hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)           Notes.  If so requested by any Lender by written notice to the Administrative Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 12.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

2.7          Interest on Loans.

(a)           Except as otherwise set forth herein, each Loan shall be a LIBOR Rate Loan and shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Adjusted LIBOR Rate plus the Applicable Margin.  Except as otherwise provided herein, each Base Rate Loan shall bear interest on the unpaid principal amount thereof at the Base Rate plus the Applicable Margin.

(b)           The Interest Period shall be selected by the Administrative Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Interest Election Request, as the case may be.

(c)           There shall be no more than four (4) Interest Periods outstanding at any time.  In the event the Administrative Borrower fails to specify an Interest Period in the applicable Funding Notice or Interest Election Request, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Administrative Borrower and each Lender.

(d)           Interest payable on LIBOR Rate Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  Interest payable on Base Rate Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)           Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.8          Interest Election Requests.  The Administrative Borrower may elect the Interest Period for any Loan as provided in this Section 2.8.  Each telephonic and written Interest Election Request shall be irrevocable and be delivered to the Administrative Agent no later than three (3) Business Days prior to the end of the preceding Interest Period and shall specify the following information in compliance with Section 2.1:

(i)            the Loans to which such Interest Election Request applies;

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)          the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.7(c).

2.9          Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10        Fees.

(a)           Agents Fees.  The Borrowers agree to pay to Agents all fees specified in the Fee Letter in the amounts and at the times specified therein and to Agents such other fees in the amounts and at the times separately agreed upon.

(b)           Unused Line Fee.  From and after the Interim Facility Effective Date and until the Final Maturity Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.50% of the total Commitment amount over the average daily outstanding principal amount of all Loans during the calculation period and shall be payable monthly in arrears on the last Business Day of each calendar month commencing December 2006.

2.11        Repayment of Loans.  The Borrowers hereby, jointly and severally as provided in Section 2.24, unconditionally promise to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Final Maturity Date.

2.12        Voluntary Prepayment of Loans/Commitment Reductions.

(a)           Voluntary Prepayments of Loans.  Subject to Section 2.17(c), the Borrowers may, upon no fewer than one Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, prepay the principal of any Loan, in whole or in part, in an aggregate principal amount of not less than $500,000 (or, if less, the remaining principal balance outstanding of the Loans) and integral multiples of $250,000 in excess thereof; provided that except as provided in clause (b) of this Section 2.12, no such prepayment shall reduce the Commitments hereunder.

(b)           Voluntary Commitment Reductions.  The Borrowers may, upon not less than one Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time permanently reduce the Commitments to an amount not less than $15 million.

(ii)           Administrative Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such reduction and the amount thereof, and such reduction of the Commitments shall be effective on the date specified in such notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13        Mandatory Prepayments.

(a)           Asset Sales.  No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrowers shall prepay the Loans in the full amount of such Net Asset Sale Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii)  to the extent that aggregate Net Asset Sale Proceeds from the Filing Date through the applicable date of determination do not exceed $250,000, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(b)           Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrowers shall prepay outstanding Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c)           Issuance of Capital Stock.  On the date of receipt by Company or any of its Subsidiaries of cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than issuances of Capital Stock by a Subsidiary to the Company and capital contributions by the Company to a Subsidiary), the Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided that any Lender, at its option, may elect not to receive its share of any such payment pursuant to this clause (c) and such amounts shall be otherwise available to the Company in accordance with the terms hereof.

(d)           Excess Borrowings.  The Borrowers will immediately prepay the Loans on any date that the aggregate principal amount of all Loans exceeds the lesser of  (A) the difference between (x) the total Commitment and (y) the aggregate amount of all reserves established by the Administrative Agent prior to such date in accordance with the definition of the term “Availability” and (B) the maximum aggregate principal amount of Loans projected to be outstanding during the then current Budget Period as set forth in the Budget (subject to the Permitted Deviation therefrom and except as otherwise permitted in Section 2.1(b)(i)), to the full extent of any such excess.  On each day that any Loans are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that (1) the difference between (x) the total Commitment and (y) the aggregate amount of all reserves established by the Administrative Agent prior to such day in accordance with the definition of the term “Availability” equals or exceeds the aggregate principal amount of all Loans outstanding on such day and (2) the aggregate principal amount of all Loans outstanding on such day does not exceed the maximum aggregate principal amount of Loans projected to be outstanding during the then current Budget Period as set forth in the Budget (subject to the Permitted Deviation therefrom and except as otherwise permitted in Section 2.1(b)(i)).

(e)          Extraordinary Receipts.  No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the Loans in an aggregate amount equal to such Extraordinary Receipts.

(f)           Monthly Excess Receipts.  With respect to any Budget Period, the Borrowers shall prepay the Loans in an aggregate amount equal to the positive amount (if any) for such Budget Period of Monthly Excess Receipts less Monthly Excess Disbursements, for such Budget Period.  Any prepayment required by this clause (f) shall be payable on the tenth day following the end of the applicable Budget Period.

(g)          Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a)-(f), Administrative Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, or other applicable amounts giving rise to the prepayment, as the case may be.  In the event that Administrative Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Administrative Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14        Application of Prepayments.    Any prepayment of the Loans pursuant to Section 2.12 or 2.13 shall be applied as follows:

first, to the payment of all expenses and fees to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, with respect to payments pursuant to Section 2.12, to prepay the Loans until repaid in full (but without corresponding reduction of the Commitments); and

fifth, except with respect to payments pursuant to Section 2.12, to prepay the outstanding Loans until repaid in full and to permanently reduce any remaining Commitments to the full extent thereof; provided, however that mandatory prepayments arising under clauses (e) and (f) of Section 2.13 shall not result in the Commitments being permanently reduced below $10 million and provided, further, that the Administrative Agent, with the consent of the Required Lenders, may elect to waive any permanent reduction of the Commitments under this paragraph fifth.

2.15        General Provisions Regarding Payments.

(a)          All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due to Administrative Agent’s Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next Business Day.

(b)          All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)          Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)          Subject to the provisos set forth in the definition of “Interest Period, “ whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e)          Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(f)           If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations shall be applied in accordance with Section 2.14 hereof.

2.16        Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17        Making or Maintaining LIBOR Rate Loans.

(a)          Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have reasonably determined (which determination absent manifest error shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Administrative Borrower and each Lender of such determination, whereupon (i) no Loans may be made as LIBOR Rate Loans until such time as Administrative Agent notifies Administrative Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Interest Election Request given by Administrative Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Administrative Borrower.

(b)          Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have reasonably determined (which determination absent manifest error shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Administrative Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Borrowers pursuant to a Funding Notice or a Interest Election Request, the Affected Lender shall make or convert such Loan to a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  The Borrowers shall pay accrued interest on the amount so converted and all amounts due under Section 2.17(c) in accordance with the terms thereof due to such conversion.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Borrowers pursuant to a Funding Notice or a Interest Election Request, the Administrative Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Interest Election Request as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as LIBOR Rate Loans in accordance with the terms hereof.

(c)          Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to Lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender actually sustains:  (i) if for any reason (other than a default by such Lender) a borrowing of any Loan (or commencement of any Interest Period) does not occur on a date specified therefor in a Funding Notice or Interest Election Request, as the case may be; (ii) if any prepayment or other principal payment of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Administrative Borrower.

(d)          Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18        Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans.

(a)          Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Administrative Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)          Capital Adequacy Adjustment.  In the event that any Lender shall have reasonably determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Administrative Borrower from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to Administrative Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.19        Taxes; Withholding, etc.

(a)          Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than an Excluded Tax) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)          Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax (other than an Excluded Tax) from any sum paid or payable under any of the Credit Documents:  (i) Administrative Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as any Borrower become aware of it; (ii) Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment, is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of all Taxes, Administrative Agent or such Lender, as the case may be, and each of their Tax Related Persons receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after making any such deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Administrative Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding and payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change in law, treaty or governmental rule, regulation or order after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such Lender.

(c)          Other Taxes.  In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  The Credit Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d)          Indemnification.  The Credit Parties shall indemnify each Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Taxes (other than Excluded Taxes) paid or incurred by such Agent or such Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Credit Parties shall not be required to indemnify the Agents, Lenders and Participants for any Taxes that would be excluded from a gross-up under Section 2.19(b) or to the extent such Taxes are covered by Sections 2.19(b) or (c).  Such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (other than Excluded Taxes) (including income Taxes and deductions applicable to amounts payable under this Section 2.19(d)) and payment of all reasonable expenses, the Agents, the Lenders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes.  A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.

(e)          Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to the Administrative Borrower with a copy to the Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Administrative Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W 8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Administrative Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and Administrative Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrowers shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.19(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.19(e) that it is legally entitled to deliver; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(e) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(e) shall relieve Borrowers of their obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.  Nothing in this Section 2.19 shall be construed to require a Lender, Agent or Participant to provide any forms or documentation that it is not legally entitled to provide.

2.20        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loan Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrowers agree to pay all costs and expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Administrative Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21        Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan or its portion of any unreimbursed payment under Section 2.3(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; and (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to Loans of other Lenders as if such Defaulting Lender had no

Loans outstanding and the outstanding Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Borrowers of their obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21.  The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.22        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Administrative Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Administrative Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Administrative Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 12.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Administrative Borrower to remove such Increased-Cost Lender), by giving written notice to Administrative Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 12.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23        Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Administrative Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or Interest Election Request as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance.  Neither Administrative Agent nor any Lender shall incur any liability to the Company or any of its Subsidiaries in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrowers or for otherwise acting in good faith.

2.24        Joint and Several Liability of the Borrowers

(a)  Notwithstanding anything in this Agreement or any other Credit Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.24), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.  Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.24 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, binding effect or enforceability of this Agreement, the other Credit Documents or any other circumstances whatsoever.

(b)  The provisions of this Section 2.24 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.24 shall be in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c)  Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Credit Documents, or any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

2.25        Agent Right to Charge Loan Account.  The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent shall, at its option, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Credit Parties under any Credit Document.  Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3 have been satisfied.  Any amount charged to the Loan Account of the Borrowers shall be deemed a Loan hereunder made by the Lenders to the Borrowers.  The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion.

2.26        No Discharge; Survival of Claims.  Until the Obligations are indefeasibly satisfied in cash and in full, and all the Commitments have been terminated, each of the Borrowers agree that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization (and each of the Borrowers, pursuant to section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the super-priority claim granted to the Agent and the Lenders pursuant to the Bankruptcy Court Orders and described in Section 10.5 and the Liens granted to the Agents pursuant to the Bankruptcy Court Orders and described in Section 10.4 shall not be affected in any manner by the entry of an order confirming any plan of reorganization.

SECTION 3.                                                         CONDITIONS PRECEDENT

3.1          Conditions to Interim Facility.  This Agreement shall become effective as of the Business Day (the “Interim Facility Effective Date”) of, and subject to, the satisfaction, or waiver in accordance with Section 12.5, of the following conditions:

(a)           Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document (other than the Final Bankruptcy Court Order) executed and delivered by each applicable Credit Party for each Lender.

(b)           Cash Management.  The Agents shall be satisfied with the cash management system of the Company and each of its Subsidiaries.

(c)           Organizational Documents; Incumbency; Acknowledgments.  Administrative Agent shall have received (i) sufficient copies of each Organizational Document of the Company and each of its Subsidiaries, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business (except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect), each dated a recent date prior to the Closing Date; (v) a written acknowledgement, in form and substance satisfactory to the Administrative Agent, from each Non-Debtor Subsidiary confirming that such Subsidiary has received a copy of this Agreement and the other Credit Documents and is aware of the representations, warranties, covenants and other agreements contained herein with respect to the Company and its Subsidiaries and agrees to comply with the terms hereof applicable to it and (vi) such other documents as Administrative Agent may reasonably request.

(d)           Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1.

(e)           Existing Indebtedness.  Administrative Borrower shall have delivered to Administrative Agent and Lenders copies of all material documents related to all Prepetition Obligations.

(f)            Governmental Authorizations and Consents.  Subject to entry of the Interim Bankruptcy Court Order, each Credit Party shall have obtained all Governmental Authorizations (including from the FCC) and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired without the imposition of conditions not acceptable to the Administrative Agent.

(g)           [Reserved].

(h)           Interim Bankruptcy Court Order.  The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court and the Agents shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Agents and the Requisite Lenders.

(i)            Financial Statements.  Lenders shall have received from Borrowers (i) the Historical Financial Statements and (ii) pro forma consolidated balance sheet of Company and its Subsidiaries as of December 31, 2006, which financial statements shall be in form and substance satisfactory to Administrative Agent.

(j)            Evidence of Insurance.  Administrative Agent shall have received a certificate from the insurance broker evidencing for the Company and its Subsidiaries that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(k)           [Reserved].

(l)            Fees and Expenses.  Borrowers shall have paid to the Administrative Agent and Lenders, the fees and expenses payable on the Closing Date referred to in the Fee Letter and herein and all fees and expenses payable to the Prepetition Agents and Prepetition Indebtedness Holders on the Closing Date in accordance with the Bankruptcy Court Orders.

(m)          Budget.  The Agents shall have received and be satisfied with (A) the Budget, (B) the Historical Financial Statements and (C) the Financial Plan, certified as of the Interim Facility Effective Date by an Authorized Officer of the Borrowers as complying with the representations and warranties set forth in Section 4.

(n)           Representations and Warranties.  As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(o)           No Default.  As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Loan Extension that would constitute an Event of Default or a Default.

(p)           No Litigation.  Except for claims, actions, suits, investigations, litigation or proceedings stayed by 11 U.S.C. § 362 and set forth on Schedule 3.1(p), there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, could have a

Material Adverse Effect and there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, which relates to the transactions contemplated by the Credit Documents.

(q)           Due Diligence.  Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to Company and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of Company and its Subsidiaries.

(r)            No Material Adverse Change.  Since December 31, 2005, and other than the filing of the Chapter 11 Cases, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(s)           Prepetition Obligations.  The Prepetition Indebtedness Holders shall have received adequate protection in respect of the Liens securing the Prepetition Obligations in the form set forth in the Interim Bankruptcy Court Order.

(t)            First Day Filings.  The Agents shall have received and be satisfied with the motions, Reorganization Plan and disclosure statement with respect to the Reorganization Plan which shall all be filed by the Borrowers with the Bankruptcy Court in the Chapter 11 Cases on the first day of such Chapter 11 Cases.

(u)           Commencement of Chapter 11 Cases.  The Borrowers shall have commenced the Chapter 11 Cases and (i) no trustee, examiner or receiver shall have been appointed or designated with respect to the Borrowers or their business, properties or assets and no motion shall be pending seeking any such relief, and (ii) no motion shall be pending seeking any other relief in the Bankruptcy Court to exercise control over Collateral with an aggregate fair market value in excess of $1,500,000 with respect to all such motions; provided that this clause (ii) shall not apply to any motion that is being contested in good faith by the Borrowers and which contest the Borrowers reasonably believe will be successful.

(v)           Officer’s Certificate.  The Administrative Agent shall have received a certificate signed by the President, a Vice President or a Financial Officer of Company, dated such Credit Date, confirming compliance with the conditions set forth in clauses (n), (o), (p), (q) and (r) above.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Loan Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2          Conditions to Final Facility Effectiveness.  The obligation of each Lender to make any Loan Extension during the Final Period shall commence as of the Business Day (the “Final Facility Effective Date”) of, and subject to, the satisfaction, or waiver in accordance with Section 12.5, of the following conditions:

(a)           Final Bankruptcy Court Order, Etc.  The Final Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court within a date which is 45 days following the date of the entry of the Interim Facility Bankruptcy Court Order, and the Collateral Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Agents and the Requisite Lenders.

(b)           Payment of Fees, Etc.  The Borrowers shall have paid to the Agents and Lenders the fees and expenses then due and payable under the Credit Documents and all fees and expenses then due and payable to the Prepetition Agents and Prepetition Indebtedness Holders in accordance with the Bankruptcy Court Orders.

(c)           Legality.  The making of the Loans on the Final Facility Effective Date shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d)           Material Adverse Effect.  Since December 31, 2005, and other than the filing of the Chapter 11 Cases, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

3.3          Conditions to All Loans.  The obligation of each Lender to make any Loan Extension on any Credit Date, including the Closing Date, are also subject to the satisfaction, or waiver in accordance with Section 12.5, of the following further conditions precedent:

(a)           Notice. Administrative Agent shall have received before that Credit Date, in accordance with the provisions of Section 2.1(b)(ii), a duly executed Funding Notice in each case signed by a duly authorized Officer of the applicable Borrower.

(b)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Section 4 and in each other Credit Document, certificate or other writing delivered to the Agents or the Lenders pursuant hereto or thereto on or prior to that Credit Date are true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of that Credit Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on that Credit Date or would result from the making of such Loan Extension on such date.

(c)           No Order or Judgment.  No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loan Extension to be made by it on that Credit Date.

SECTION 4.                                                         REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Loan Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1          Organization; Requisite Power and Authority; Qualification.  Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) subject to the entry and the terms of the Bankruptcy Court Orders in the case of the Credit Parties, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2          Capital Stock and Ownership.  The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries.  Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date, both before and after giving effect to the Transactions, of the name of Company and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary.  Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date, both before and after giving effect to the Transactions, of the name of Company and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary.  Except as set forth on Schedule 4.2, as of the Closing Date, neither Company nor any of its Subsidiaries has any equity investments in any other corporation or entity.

4.3          Due Authorization.  The execution, delivery and performance of the Credit Documents, subject to the entry and terms of the Bankruptcy Court Orders, have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4          No Conflict.  Subject to the entry and terms of the Bankruptcy Court Orders, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not, in each case other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases, (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) except with respect to the Prepetition Obligations and except, as to Non-Debtor Subsidiaries only, conflicts that would not have a material adverse effect on such Non-Debtor Subsidiary, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company’s or its Subsidiaries’ operations or any of their respective properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5          Governmental Consents.  Subject to the entry and terms of the Bankruptcy Court Orders, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority (including, without limitation, any order entered in the Chapter 11 Cases) except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) as set forth on Schedule 5.18 hereto.

4.6          Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto, and subject to the entry of the Bankruptcy Court Orders, and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms.

4.7          Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments.  As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.  Since the date of the audited Historical Financial Statements, no Internal Control Event has occurred.

4.8          [Reserved].

4.9          No Material Adverse Change.  Except as disclosed on Schedule 3.1(t), since December 31, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10        No Restricted Junior Payments.  Since December 31, 2005, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so.

4.11        Adverse Proceedings, etc.  Except for the pre-petition litigation that is stayed by 11 U.S.C. § 362 and as disclosed on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or any Related Agreement or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect (other than (1) any action, suit or proceeding by any Person during the Interim Period objecting to the entry by the Bankruptcy Court of the Final Bankruptcy Court Order or seeking modification thereto from the terms contemplated in the Interim Bankruptcy Court Order and (2) any action, suit or proceeding by any Person objecting to any waiver or amendment of, or consent to the departure from, the terms of this Agreement, in each case, to the extent that such action, suit or proceedings does not result in the reversal, modification, amendment, stay or vacation of the Bankruptcy Court Orders without the prior written consent of the Agent).  Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12        Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Borrowers know of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13        Properties.

(a)           Title.  Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8.  All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens (other than Permitted Liens).

(b)           Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of all Real Estate Assets, including a description of all Leasehold Properties (together with all amendments of any thereof), regardless of whether the Company or its Subsidiary (as applicable) is the landlord or tenant (whether directly or as an assignee or successor in interest) with respect to such Leasehold Property.  Each lease described on Schedule 4.13 is in full force and effect and no default (except any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases) has occurred and is continuing thereunder.  Each such lease constitutes the legally valid and binding obligation of the Company or its Subsidiary (as applicable), enforceable against such Person in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  To the best knowledge of each Credit Party, without investigation, no other party to any such lease is in default of its obligations thereunder, and neither the Company nor any of its Subsidiaries (or any other party to any such lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such lease, except in each case, any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases.

4.14        Environmental Matters.  Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Company’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R.  Parts 260 270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15        No Defaults.  Other than violations occurring as a result of the filing of the Chapter 11 Cases the enforcement of which are stayed by virtue of the filing of the Chapter 11 Cases and except under the Prepetition Obligations, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations or Related Agreements, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

4.16        Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date.  All such Material Contracts, together with any updates provided pursuant to Section 5.1(1), and the Related Agreements are in full force and effect and no defaults currently exist thereunder (other than defaults occurring as a result of the filing of the Chapter 11 Cases and other than as described in Schedule 4.16 or in such updates).

4.17        Governmental Regulation.  Neither Company nor any of its Subsidiaries is subject to the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18        Margin Stock.  Neither Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loan Extensions made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19        Employee Matters.  Company and each of its Subsidiaries have good labor relations.  Company, its Subsidiaries, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act.  Neither Company nor any of its Subsidiaries has been or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There has been and is (a) no unfair labor practice charge or complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Borrowers, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Borrowers, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of Borrowers, no union representation question existing with respect to any of the employees of Company or any of its Subsidiaries and, to the best knowledge of Borrowers, no labor union organizing activity with respect to any employees of Company or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20        Employee Benefit Plans.  Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for instances of non-compliance that could reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate maintains, sponsors or has any actual or contingent liability with respect to any Pension Plan or has any obligation to contribute to a Multiemployer Plan.

4.21        Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22        Administrative Priority; Lien Priority.

(a)          After the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Borrowers will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrowers now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses to the extent set forth in clause ”first” of the definition of the term “Agreed Administrative Expense Priorities”.

(b)          Upon entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, the Liens and security interests of the Collateral Agent on the Collateral shall be valid and perfected first priority Liens (subject to Permitted Priority Liens and any action required under foreign law with respect to the Capital Stock of Foreign Subsidiaries solely to the extent that such foreign law is applicable).

(c)          On or after the Interim Bankruptcy Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents and the Requisite Lenders, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents and the Requisite Lenders.

4.23        Appointment of Trustee or Examiner; Liquidation.  No order has been entered in any Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (iii) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.

4.24        Compliance with Statutes, etc.  Each of Company and its Subsidiaries is in compliance with its organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including the FCC), in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25        Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made.  There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Credit Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26        Terrorism Laws.  The Company and each of its Subsidiaries is in compliance, in all material respects, with the Terrorism Laws.  No part of the proceeds of the Loan Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27        Insurance.  The properties of Company and each of its Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of Section 5.5.  Schedule 4.27 sets forth a list of all insurance maintained by or on behalf of the Company and each of its Subsidiaries as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid or have not yet been invoiced.

4.28        Common Enterprise.  The successful operation and condition of the Borrowers is dependent on the continued successful performance of the functions of the group of the Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower.  Each other Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

4.29        [Reserved].

4.30        Affiliate Transactions.  Except as set forth on Schedule 4.30, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between (i) the Company or any of its Subsidiaries and (ii) any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of the Company or any of its Subsidiaries or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of the Company or any of its Subsidiaries or any Person with which the Company or any of its Subsidiaries has a business relationship or which competes with the Company or any of its Subsidiaries.

4.31        Intellectual Property.  The Company and its Subsidiaries each owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 4.31, and the use thereof by the Company and/or its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the rights of the Company and/or its Subsidiaries thereto are not subject to any licensing agreement or similar arrangement.  Each of the Company and its Subsidiaries has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in its business (collectively, the “Business Trade Secrets”).  To the best knowledge of each Credit Party, none of the Business Trade Secrets have been disclosed to any Person other than employees or contractors of the Company and its Subsidiaries who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets.  To the best knowledge of each Credit Party, no unauthorized disclosure of any Business Trade Secrets has been made.

4.32        Permits, Etc.  Each of the Company and its Subsidiaries has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

4.33        [Reserved].

4.34        Budget and Financial Plan.

The Budget and Financial Plan were prepared in good faith by the management of the Borrowers, based on assumptions believed by the management of the Borrowers to be reasonable at the time made and upon information believed by the management of the Borrowers to have been accurate based upon the information available to the management of Borrower at the time such Budget and Financial Plan were furnished.

4.35        Prepetition Obligations.  Except for the Prepetition Obligations and as disclosed on Schedule 4.35, the Company and its Subsidiaries do not have any other Indebtedness for borrowed money outstanding on the date hereof.

4.36        FCC Licenses and Approvals.

(a)      Schedule 4.36 annexed hereto correctly describes each of the television stations and television translators owned, or to be owned, by the Company or any of its Subsidiaries as of the date hereof.

(b)     Schedule 4.36 correctly sets forth all of the FCC Licenses held by the Company or any of its Subsidiaries, and correctly sets forth the termination date, if any, of each such FCC License.  Other than the FCC Licenses, none of Company, its Subsidiaries or their Affiliates hold any attributable or other interests in licenses, authorizations or permits issued by the FCC or any Communications Regulatory Authority.  Except as set forth on Schedule 4.36, each FCC License which is a main station license or a television translator station license was duly and validly issued by the FCC pursuant to procedures which comply with all requirements of applicable law and the Company and its Subsidiaries do not have any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of the Borrowers, is likely to lead to the revocation of any FCC License.  Except as set forth on Schedule 4.36, the Company and its Subsidiaries each have the right to use all FCC Licenses required for the operation of their respective stations as presently conducted and as proposed to be conducted immediately following the date hereof.  Except as set forth on Schedule 4.36, each such FCC License is in full force and effect and does not, to the knowledge of the Company and its Subsidiaries, conflict with the valid rights of others.

(c)      Except as set forth on Schedule 4.36 the Borrowers have no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of any FCC License of the Company or any of its Subsidiaries or give rise to any order of forfeiture.  Except as set forth on Schedule 4.36, the Borrowers have no reason to believe that the FCC Licenses listed and described on Schedule 4.36, will not be renewed in the ordinary course except to the extent that licenses for television stations may be affected by the conversion to digital television pursuant to the FCC Rules.  Except as set forth on Schedule 4.36, the Company and its Subsidiaries have filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Licenses.

(d)     None of the Facilities used in connection with the television broadcasting operations of the Company and its Subsidiaries (including without limitation, the transmitter and tower sites owned or used by the Company and its Subsidiaries) violates in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders, or regulations and each such Facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the facilities or the uses thereof.

(e)      Each Ownership Report, if any, filed by the Company or any of its Subsidiaries with the FCC was true, correct and complete in all material respects as of the date on which it was filed and the Company and its Subsidiaries have filed all Ownership Reports which such Person is required to have filed in accordance with the FCC Rules within the time for filing specified thereunder.

SECTION 5.                   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports.

Unless otherwise provided below, Borrowers will deliver to Administrative Agent and Lenders:

(a)           Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each month commencing with the first fiscal month of the Company and its Subsidiaries ending after the Interim Facility Effective Date, (i) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, and (ii) a statement showing the components (with reasonable detail) of Broadcast Cash Flow and information on program payments and capital expenditures of Company and its Subsidiaries for such month;

(b)           Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (it being understood that the delivery by the Company of Quarterly Reports on Form 10-Q of the Company and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.1(b));

(c)           Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Administrative Borrower, and reasonably satisfactory to Administrative Agent (which report shall be without qualification or exception as to the scope of such audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (it being understood that the delivery by the Company of Annual Reports on Form 10-K of the Company and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.1(c);

(d)           Compliance Certificate.  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)           Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)            Notice of Default.  Prompt written notice (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of a Borrower has knowledge which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrowers has taken, is taking and proposes to take with respect thereto;

(g)           Notice of Litigation.  Prompt written notice of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding including any development that could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of Company or its Subsidiaries or alleges any criminal misconduct by the Company or any of its Subsidiaries together in each case with such other information as may be reasonably available to Administrative Borrower to enable Lenders and their counsel to evaluate such matters;

(h)           ERISA.  (i) Prompt written notice of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in a material liability, specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(i)            Preferred Stock.  At least 30 days’ prior written notice of any election by Company to exchange any Preferred Stock in accordance with the terms thereof; provided that this clause (i) shall not be construed as a consent by Requisite Lenders to permit any such election not otherwise permitted hereby.

(j)            Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)           Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company or any of its Subsidiaries;

(l)            Notice Regarding Material Contracts.  Promptly, and in any event within five Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or materially impaired;

(m)          Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)           Information Regarding Collateral.  Administrative Borrower will furnish to each of the Collateral Agent and the Administrative Agent prompt written notice, and in any event within thirty (30) days of such occurrence, of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number.  Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Company will furnish to Administrative Agent prompt (but not more than three Business Days after the occurrence thereof) written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein.  Company also agrees promptly to notify Collateral Agent and the Administrative Agent in writing if any material portion of the Collateral is lost, damaged or destroyed;

(o)           Tax Returns.  As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of the Company or any of its Subsidiaries;

(p)           Violations of Terrorism Laws.  Promptly (i) if any Credit Party obtains knowledge that the Company or any of its Subsidiaries or any Person which owns, directly or indirectly, any Capital Securities of the Company or any of its Subsidiaries, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

(q)           Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of the Company or any of its Subsidiaries (other than any routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports submitted to the Company or any of its Subsidiaries by its auditors in connection with any audit of the books thereof and

(D) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent;

(r)            Budget Reconciliation.  Promptly, but in no event later than the 10th day following the last day of each Budget Period, commencing with the calendar month ending December 31, 2006, a reconciliation, in form and substance satisfactory to the Administrative Agent, of the actual total payments and cash generation/use of the Company and its Subsidiaries and the actual maximum aggregate principal amount of Loans for such Budget Period to the budgeted line item amounts set forth in the Budget for such Budget Period, including the percentage deviation of actual to budgeted amounts for each line item and for the aggregate principal amount of Loans drawn during and outstanding for such Budget Period as well as a listing of all intercompany loans among the Company and its Subsidiaries outstanding as of the last day of such Budget Period and the net increase or decrease in the principal amount of each such loan since the last budget reconciliation was delivered;

(s)           Filings.  Promptly after the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by any Credit Party in the Chapter 11 Cases, which papers and documents shall also be given or served on each Agent’s counsel;

(t)            Creditors’ Committee Reports.  Promptly after the sending thereof, copies of all written reports given by any Credit Party to any official or unofficial creditors’ committee in the Chapter 11 Cases related to the operations, business, assets, properties or financial condition of the Company or any of its Subsidiaries (including, without limitation, audits, appraisals, valuations, projections and other financial reports) other than any written reports subject to privilege, provided that such Person may redact any confidential information contained in any such written report if it provides a summary of the nature of the information redacted to each Agent; and

(u)           FCC Licenses, etc.  Promptly upon receipt of notice of (a) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any FCC License which is a main station license or otherwise material to the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property held by the Company or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such FCC License, (b) any refusal by any governmental agency or authority (including, without limitation, the FCC) to renew or extend any such FCC License, an officer’s certificate specifying the nature of such event, the period of existence thereof, and what action the Borrowers are taking or propose to take with respect thereto or (c) any other development that could reasonably be expected to have a material adverse effect on any FCC License which is a main station license or a license which is otherwise material to the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property held by the Company or any of its Subsidiaries.

(v)           August 2007 Budget.  Not later than March 31, 2007, an addition to the Budget to include the August 2007 Budget Period in form and substance reasonably satisfactory to the Administrative Agent.

5.2          Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted.

5.3          Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, (a) no such Tax or claim need to be paid with respect to periods prior to the Filing Date for which payment cannot be made as a result of such Credit Party’s status as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, and (b) no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any asset of the Company or any of its Subsidiaries, such contest proceedings conclusively operate to stay the sale of any portion of such asset to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4          Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in the case of the Credit Parties, any non-compliance resulting in a default, the enforcement of which is stayed by the Chapter 11 Cases.

5.5          Insurance.  The Company and its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Company and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on its assets under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy and that no act or default of the Company or any of its Subsidiaries or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies in case of loss or damage.

5.6          Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Credit Parties authorize such accountants to discuss with Administrative Agent and Lender and such representatives the affairs, finances and accounts of Company and its Subsidiaries.  The Credit Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the assets of the Company and its Subsidiaries for internal use by Administrative Agent and the Lenders.  After the occurrence and during the continuance of any Event of Default, each Credit Party shall, and shall cause its Subsidiaries to, provide Administrative Agent and each Lender with access to its customers and suppliers.

5.7          [Reserved].

5.8          Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries, to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and FCC Rules), except where noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

5.9          Environmental

(a)           Environmental Disclosure.  The Borrowers will deliver to Administrative Agent and Lenders:

(i)   as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)  promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrowers or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Borrowers’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)   as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)   prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)           Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           If counsel to Company or any of its Subsidiaries reasonably determines (1) that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then Company or its Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document.  Upon request of Administrative Agent, Company and its Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.

5.10        Subsidiaries.  Each Credit Party shall promptly cause:

(a)           each Domestic Subsidiary of such Credit Party not in existence on the Interim Facility Effective Date and not a Subsidiary of a Non-Debtor Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days (or, in the case of clause (D) below, 10 Business Days) after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement, together with (x) certificates, if any, evidencing all (or, in the case of a first-tier Foreign Subsidiary of such Subsidiary, 65%) (or such greater percentage that, due to a change in applicable law after the Interim Facility Effective Date, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent or (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on any real property of such Subsidiary with a fair market value in excess of $250,000 (which, in the case of a leasehold interest in real property, shall be on a commercially reasonable efforts basis), a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may reasonably require, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Credit Documents and that substantially all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(b)           each owner of the Capital Stock of any such Domestic Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent relating to such shares.

5.11        Additional Material Real Estate Assets.  In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset after the Closing Date and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  Notwithstanding the foregoing, with respect to any Leased Property which is or becomes a Material Real Estate Asset, the applicable Credit Party’s obligation with respect thereto shall be limited to using commercially reasonable efforts to cause the landlord of such Leased Property to consent and execute and deliver such mortgages, documents, instruments, agreements, opinions and certificates that Collateral Agent shall reasonably request (including, if requested, a Landlord Collateral Access Agreement and a Landlord Consent and Estoppel).  In no event shall this provision be deemed to require any Credit Party to take any action which would cause a breach of the lease pertaining to any such Leased Property.  In addition to the foregoing, Administrative Borrower shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12        Additional Borrowers. The Credit Parties shall (i) cause each Subsidiary of the Company which, after the date hereof, becomes subject to an Insolvency Event  to become a “Borrower” hereunder by execution of an Assumption Agreement substantially in the form of Exhibit G hereof and otherwise in form and substance satisfactory to the Administrative Agent, (ii) promptly obtain an order of the Bankruptcy Court, in form and substance satisfactory to the Administrative Agent, authorizing and approving the assumption by such Subsidiary of the Obligations hereunder and confirming that such Subsidiary is jointly and severally liable for the Obligations hereunder with the other Borrowers pursuant to Section 2.24 hereof in the same manner and to the same extent as if it had initially been a Credit Party under this Agreement on the date hereof, (iii) promptly amend the Reorganization Plan in a manner satisfactory to the Administrative Agent to include such Subsidiary and promptly obtain an Order of the Bankruptcy Court approving such amendment and otherwise in form and substance satisfactory to the Administrative Agent and (iv) cause such Subsidiary to perform all obligations required to be performed by a Credit Party under the Credit Documents and to take such other actions as are reasonably requested by the Administrative Agent to cause such compliance.

5.13        Cash Management System

(a)  Following an Event of Default, each Credit Party shall have no right to issue withdrawal, payment, transfer or other fund disposition or other instructions which it otherwise would be entitled to give under the deposit account agreement or any other documentation in effect from time to time with respect to any of its Deposit Accounts or services provided in connection with such Deposit Accounts (the “Credit Party Documentation”) without the express written consent of the Collateral Agent.

(b)  The Credit Parties shall and each of their Subsidiaries shall cause all available funds held in their respective Deposit Accounts to be transferred on each Business Day (in excess of checks outstanding against such accounts and amounts necessary to meet minimum balance requirements) to the following account (the “Company Account”):

Account Name:	Granite Broadcasting Corporation
Bank Name:	Deutsche Bank Trust Company Americas
Bank ABA#:	021001033
Account#:	00-228-523

Any changes to the above instruction, and any other instructions with respect to each account referred to in this Section 5.13(b), shall be honored by depositary only if given by the Collateral Agent.

(c) The Company shall use commercially reasonable efforts to deliver an account control agreement, in form and substance satisfactory to the Collateral Agent, executed by the Company and the applicable account bank (i) with respect to the Company Account, within 10 days of the date hereof and (ii) with respect to the other Credit Party’ Accounts, within 30 days of the date hereof.

(d)  With respect to any account of the Company or its Subsidiaries not subject to this Section 5.13, the Company shall, and shall cause each of its Subsidiaries to, maintain funds in such accounts only to the extent necessary to satisfy disbursements to be made from such accounts with respect to obligations then due and payable or as otherwise necessary to meet minimum balance requirements.

5.14        Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 12.22.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Capital Stock of the Credit Parties (other than the Company).

5.15        Miscellaneous Business Covenants.  Unless otherwise consented to by Agents and Requisite Lenders:

(a)           Non-Consolidation.  Company will and will cause each of its Subsidiaries to:  (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) except with respect to routine cash management and concentration, not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) generally maintain corporate separateness.

(b)           Cash Management Systems.  Company and its Subsidiaries shall maintain cash management systems reasonably acceptable to Administrative Agent and in accordance with applicable Bankruptcy Court orders.

(c)           Conduct of Business.  Company and its Subsidiaries shall continue to engage in business of the same general types as now conducted by them.

5.16        Use of Proceeds.  The proceeds of the Loans will be used only for as set forth in Section 2.5.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.17        Retention of Advisors.  Subject to Bankruptcy Court approval, Company shall continue at all times the retention of Houlihan Lokey pursuant to the agreements between such financial advisors and the Company entered into prior to the Filing Date (or other financial advisors reasonably acceptable to the Administrative Agent).

5.18        Filings.  The Company shall, (x) not later than five (5) Business Days following the Filing Date file a Form 15 with the Securities and Exchange Commission to effect the deregistration of its outstanding shares of common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will take all other actions necessary to terminate at the earliest possible time following the Filing Date its reporting obligations under the Exchange Act, provided that at such time the Company is permitted to file such Form 15 by virtue of having less than three hundred shareholders, and (y) not take, or permit to be taken, any actions that would require it to register any securities under Section 12(b) or 12(g) of the Exchange Act or file reports under Section 13 or 15 of the Exchange Act.

SECTION 6.                                                         NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur (including make any election to exchange any Preferred Stock for Indebtedness), assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of (i) any Non-Debtor Subsidiary owed to a Credit Party or any Credit Party owed to another Credit Party, in each case, incurred in accordance with Section 6.22 and (ii) a Credit Party owed to a Non-Debtor Subsidiary; provided that all such Indebtedness under this clause (ii) shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent;

(c)           [Reserved];

(d)           [Reserved];

(e)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts and payroll accounts maintained by the Company or its Subsidiaries as part of its ordinary cash management program;

(g)           Performance guaranties in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(h)           Indebtedness in respect of the Existing Malara Facility; and

(i)            Prepetition Obligations and any other Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Prepetition Obligations or other Indebtedness.

6.2          Liens.  Except for Permitted Liens, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Security) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute.

6.3          No Further Negative Pledges.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.  For the avoidance of doubt, the prohibitions contained in the Prepetition Credit Documents existing on the date hereof shall not violate this Section 6.3.

6.4          Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment.

6.5          Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business as of the date hereof, (ii) contained in agreements governing Indebtedness permitted by Sections 6.1(h) or (i), (iii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (iv) contained in the Collateral Documents; (v) on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien; (vi) imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale; (vii) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or (viii) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and consistent with past practice; (ix) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; or (x) that are or were created by virtue of any applicable law, rule or regulation or order of the Bankruptcy Court.  No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Subsidiary of Company from becoming a Credit Party.

6.6          Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Credit Party;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)           intercompany loans to the extent permitted under Section 6.1(b);

(e)           Consolidated Capital Expenditures made in accordance with the then applicable Budget (taking into account any Permitted Deviation);

(f)            Investments in any Credit Party by any Subsidiary of Company;

(g)           Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(h)           Investments described in Schedule 6.6; and

(i)            the deposit by the Company of $1.0 million in the Trustee Reserve Fund as contemplated pursuant to Section 12.9 of the Senior Secured Notes Indenture.

Notwithstanding the foregoing, in no event shall any Credit Party make, or permit any of its Subsidiaries to make, any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.  Notwithstanding the foregoing, no Investment otherwise permitted by clause (d) shall be permitted if any Default or Event of Default has occurred and is continuing or would result therefrom.

6.7          Financial Covenants.

(a)           Minimum Broadcast Cash Flow.  Borrowers shall not permit the cumulative amount of Broadcast Cash Flow from December 1, 2006 through the end of each fiscal month thereafter to be less than 85% of the amount for such calendar month set forth in the Financial Plan.

(b)           Maximum Corporate Expense.  Borrowers shall not permit the cumulative amount of Corporate Expenses from December 1, 2006 through the end of each fiscal month thereafter to exceed 115% of the amount for such calendar month set forth in the Financial Plan.

6.8          Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), create or acquire any Subsidiary, or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)           any Subsidiary of Company may be merged with or into Company or any other Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any other Credit Party; provided, in the case of such a merger, Company or such Credit Party, as applicable, shall be the continuing or surviving Person;

(b)           sales or other dispositions of assets (i) that are sales or leases of inventory in the ordinary course of business or (ii) made to Company or any Credit Party;

(c)           disposals of obsolete or worn out property, the proceeds of which are less than $100,000 and when aggregated with all other dispositions made pursuant to this clause (d) from the Closing Date to the date of determination are less than $250,000; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body));

(d)           sale or disposal of that certain real property located at 2633 West State Boulevard, Fort Wayne, IN 46808, provided that the consideration received shall be in an amount at least equal to the fair market value thereof; and

(e)           Investments made in accordance with Section 6.6.

6.9          Disposal of Subsidiary Interests.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10        Sales and Lease Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any other Credit Party) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Company or any other Credit Party) in connection with such lease.

6.11        Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder, in each case, without the prior written consent of the Administrative Agent; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any other Credit Party; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Subsidiaries; (c) compensation or other employment-related arrangements existing on the date hereof with officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.11; (e) any transaction between any Credit Party and any Non-Debtor Subsidiary provided that such transaction is on terms at least as favorable to such Credit Party as would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and if such transaction involves a transfer from a Credit Party to a Non-Debtor Subsidiary, the aggregate fair market value of the assets or other consideration being transferred does not exceed $1,000,000 for all such transactions; and (f) any transaction permitted pursuant to Sections 6.1(b) and 6.6(d) hereof.

6.12        Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) engage in any business other than the businesses engaged in by such Credit Party or Subsidiary on the Closing Date and (ii) without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld and a response to be provided by the Administrative Agent no later than three Business Days following receipt by the Administrative Agent of a copy of such Material Contract), enter into any Material Contract.

6.13        Excess Cash.  At any time that any Loans are outstanding, no Credit Party shall, nor shall it permit any of its Subsidiaries to, accumulate or maintain cash in bank accounts (in excess of checks outstanding against such accounts and amounts necessary to meet minimum balance requirements), cash equivalents or Permitted Investments of the Borrowers and their Subsidiaries in an aggregate amount in excess of $500,000 (excluding fiduciary accounts of the Company or any of its Subsidiaries and deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrowers or any of their Subsidiaries’ salaried employees) for a period of more than three consecutive Business Days.

6.14        Amendments or Waivers of Certain Related Agreements.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, termination, supplement or other modification to, or waiver of, any of its rights under any Related Agreement after the Closing Date, without obtaining the prior written consent of Administrative Agent and Requisite Lenders.  Notwithstanding the foregoing, without obtaining the prior written consent of Administrative Agent or any Lender, the Credit Parties may enter into any amendment or modification of a Related Agreement that is of a purely technical nature and not adverse to the Company, its Subsidiaries or the Lenders.  The Company shall not provide any consent to the Malara Entities with respect to amendments to the Malara Waiver Documents without obtaining the prior written consent of Administrative Agent.

6.15        Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.

No Credit Party shall nor shall it permit any of its Subsidiaries to:

(a)           at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by the Agents and the Requisite Lenders;

(b)           at any time, suffer to exist a priority for any administrative expense or unsecured claim against any of the Borrowers (now existing or hereafter arising) of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code equal or superior to the priority of the Agent and the Lenders in respect of the Obligations, except as provided in Section 10.4 and for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in clause ”first” of the definition of the term “Agreed Administrative Expense Priorities”;

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral (other than Permitted Priority Liens); and

(d)           prior to the date on which the Obligations have been indefeasibly paid in full in cash, the Borrowers shall not pay any administrative expense claims except (A) (1) the Priority Professional Expenses then due and payable and (2) other payments then due and payable to the extent set forth in sub-clause (i) of clause ”first” of the definition of the term “Agreed Administrative Expense Priorities”, (B) the Obligations then due and payable hereunder, and (C) Carve-Out Expenses (other than Priority Professional Expenses) and other administrative expense and professional claims then due and payable in the ordinary course of the business of the Borrowers or their respective Chapter 11 Cases, in each case, to the extent and having the order of priority set forth in the definition of the term “Agreed Administrative

Expense Priorities” provided such expense and professional claims shall not include any claims for activities incurred in connection with the activities described in paragraph 25(b) of the Interim Bankruptcy Court Order.  Notwithstanding the order of priority set forth in the definition of the term “Agreed Administrative Expense Priorities”, the Borrowers may pay the administrative expense and professional claims described in clauses (A) and (C) of this Section 6.15(d) in the ordinary course of the business of the Borrowers or their respective Chapter 11 Cases so long as no Event of Default under this Agreement shall have occurred and be continuing either before or after giving effect to such payment.

6.16        Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31st.

6.17        Deposit Accounts.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, establish or maintain a Deposit Account that is not in compliance with the requirements of Section 5.13 or deposit proceeds in a Deposit Account which is not subject to the requirements of Section 5.13.

6.18        Amendments to Certain Agreements.  No Credit Party shall nor shall it permit any of its Subsidiaries to, (a) amend or permit any amendments to any Person’s Organizational Documents; (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse to the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents or would be materially adverse to the Company and its Subsidiaries taken as a whole; or (c) amend or permit any amendments or modifications of any agreement or instrument evidencing or governing the terms of the Preferred Stock.

6.19        Prepayments of Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness incurred prior to the Filing Date other than intercompany Indebtedness permitted by this Agreement or, in the case of the Credit Parties, the Prepetition Obligations to the extent contemplated by the Bankruptcy Court Orders or any payments approved in the ‘first-day’ orders to the extent provided therein.

6.20        Issuance of Capital Stock.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Capital Stock, except the issuance of any common stock by a Credit Party to the Company.

6.21        Compromise of Accounts Receivable.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits except in the ordinary course of business and consistent with past practice.

6.22        Intercompany Transfers

No Credit Party shall transfer any amount to a Subsidiary of the Company unless such transfer is evidenced by a demand promissory note issued by such Subsidiary in form and substance satisfactory to the Administrative Agent and all such notes are subject to a First Priority Lien securing the Obligations.  Each such note shall provide that principal thereof is mandatorily prepayable on a daily basis from amounts transferred from the accounts of the Subsidiary that is the obligor of such note to the Company Account pursuant to Section 5.13 hereof.  The aggregate outstanding principal amount of notes issued by Non-Debtor Subsidiaries pursuant to this Section 6.22 shall not at any time exceed $10,000,000 and the portion of such outstanding principal amount attributable to transfers of proceeds of the Loans to Non-Debtor Subsidiaries shall not at any time exceed $5,000,000.

SECTION 7.                                                         [RESERVED]

SECTION 8.                                                         EVENTS OF DEFAULT

If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Any Credit Party shall fail to pay any principal of or interest on any Loan, or any fee, indemnity or other amount payable under this Agreement or any other Credit Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or

(b)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1, Section 5.2, Section 5.10, Section 5.13 (and such default shall not have been remedied or waived within two (2) Business Days), Section 5.16 or Section 6; or

(c)           Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or Related Agreement or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d)           Default under or Amendment of Existing Malara Facility.  Any of the following shall have occurred: (i) an “Event of Default” under any of Sections 7.1, 7.3, 7.6, 7.7 or 7.9 of the Existing Malara Facility (without giving effect to any waiver or consent by the lenders thereunder); (ii) the Indebtedness under the Existing Malara Facility becomes due prior to its stated maturity date; (iii) any amendment or modification of the Existing Malara Facility shall be made without the prior written consent of the Administrative Agent; or (iv) any Malara Waiver Document is terminated or otherwise no longer in full force and effect; or

(e)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents (including the Bankruptcy Court Orders), other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within ten (10) days; or

(f)            Judgments and Attachments.  Except for matters subject to the automatic stay, one or more money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of $2,000,000 shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 20 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           Budget.  The making of any payment or disbursement that is not set forth as a category of line item on the Budget; or

(h)           Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Internal Revenue Code or under ERISA; or

(i)            Change of Control.  A Change of Control shall occur or a material disruption or change unacceptable to the Requisite Lenders shall have occurred in the senior management of the Company or any of its Subsidiaries; or

(j)            Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered by the Collateral Documents or any Bankruptcy Court Order, or (iii) any Credit Party or any Subsidiary of a Credit Party shall contest the validity or enforceability of any Credit Document or any Bankruptcy Court Order or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or any Bankruptcy Court Order; or

(k)           Appointment of Trustee or Examiner.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Credit Party or any Subsidiary of a Credit Party shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

(l)            Conversion to Chapter 7.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case; or

(m)          Plan.  An application shall be made by any Credit Party or any Subsidiary of a Credit Party for an order by the Bankruptcy Court, or an order shall be entered by the Bankruptcy Court, confirming a plan of reorganization in any of the Chapter 11 Cases that is not satisfactory to the Administrative Agent in all material respects; or

(n)           Dismissal of Chapter 11.  An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the total Commitment, and payment in full in cash of all Obligations of the Borrowers hereunder and under the other Credit Documents upon entry thereof; or

(o)           Order with respect to Chapter 11.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Agents and the Requisite Lenders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrowers equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except for allowed administrative expenses to the extent set forth in clause ”first” of the definition of the term “Agreed Administrative Expense Priorities”, or (iii) to grant or permit the grant of a Lien on the Collateral (other than Permitted Liens); or

(p)           Application for Order.  An application for any of the orders described in clauses (k) through (o) above shall be made by a Person other than the Borrowers and such application is not contested by the Borrowers in good faith or the relief requested is not withdrawn, dismissed or denied within 45 days after filing or any Person obtains a final order under § 506(c) of the Bankruptcy Code against the Agents or obtains a final order adverse to the Agents or the Lenders or any of their respective rights and remedies under the Credit Documents or in the Collateral; or

(q)           Relief from Automatic Stay.  An order shall be entered by the Bankruptcy Court that is not stayed granting relief from the automatic stay to one or more creditors of the Borrowers with respect to any claim(s) in an amount equal to or exceeding $750,000 in the aggregate for all such claims since the date hereof; or

(r)            Material Adverse Effect.  An event or development occurs which could reasonably be expected to have a Material Adverse Effect; or

(s)           Material Adverse Deviation.  A Material Adverse Deviation shall have occurred; or

(t)            Liens.  (i) The Company or any of its Subsidiaries shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of any Agent and/or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by this Agreement or the Bankruptcy Court Orders  with respect to Collateral having a fair market value in excess of $750,000 shall, for any reason, cease to be valid or (iii) any action is commenced by the Company or any of its Subsidiaries which contests the validity, perfection or enforceability of any of the Liens and security interests of any Agent and/or the Lenders created by any of the Bankruptcy Court Orders, this Agreement, any Mortgage, any Security Agreement, and any Pledge Agreement or any other security agreement; or

(u)           Liquidation.  The determination of the Company or any of its Subsidiaries, whether by vote of such Person’s board of directors or otherwise, to suspend the operation of such Person’s business in the ordinary course, liquidate all or substantially all of such Person’s assets, or to conduct any sales of all or substantially all of such Person’s assets, or the filing of a motion or other application in the Chapter 11 Cases, seeking authority to do any of the foregoing; or

(v)           Licenses; Permits; FCC Licenses.  (i) The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (ii) any FCC License owned or held by the Company or any of its Subsidiaries which is a main station license or a license otherwise material to the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property of the Company or any of its Subsidiaries shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or any such FCC License shall no longer be in full force and effect; or the grant of any such FCC License shall have been stayed, vacated or reversed, or modified in any material adverse respect, by judicial or administrative proceedings; or any administrative law judge of the FCC shall have issued an initial decision in any non-comparative license renewal, license revocation or any comparative (multiple applicant) proceeding to the effect that any such FCC License should be revoked or not be renewed; or any other proceeding shall have been instituted by or shall have been commenced before any court, the FCC or any other regulatory body that more likely than not will result in such cancellation, termination, rescission, revocation, impairment or suspension of any such FCC License or result in any materially adverse modification of any such FCC License; or the Company or any of its Subsidiaries shall no longer be the holder of an FCC License constituting a television translator license material to the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property of the Company or any of its Subsidiaries or a main station license for the stations as a result of any decision issued by the FCC; or

(w)          Final Bankruptcy Court Order.  The entry of the Final Bankruptcy Court Order, in form and substance satisfactory to the Administrative Agent, shall not have occurred by the date that is 45 days after the date of entry of the Interim Bankruptcy Court Order; or

(x)            Reorganization Plan.  The withdrawal of the Reorganization Plan; or

(y)           Disclosure Statement.  The failure of the Credit Parties to obtain an order of the Bankruptcy Court approving the disclosure statement with respect to the Reorganization Plan, within 45 days of the filing of the Reorganization Plan; or

(z)            Order of the Bankruptcy Court.  The failure of the Credit Parties to obtain an order of the Bankruptcy Court confirming the Reorganization Plan under Section 1129 of the Bankruptcy Code, within 60 days of the approval of the disclosure statement; or

(aa)         Substantial Consummation of Reorganization Plan.  The failure of the effective date or the substantial consummation of the Reorganization Plan to have occurred within 20 days of the date of the entry of the confirmation order; provided that solely in the event such failure is caused by a delay in obtaining the necessary approvals from the FCC, such 20-day period shall be extended to the earlier of (i) 10 Business Days after receipt of the necessary approvals from the FCC and (ii) July 1, 2007; or

(bb)         Network Affiliation Agreements.  The termination, or material impairment of the rights of the Company or any of its Subsidiaries under any Network Affiliation Agreement; or

(cc)         Prepetition Payments.  Except as permitted by the Bankruptcy Court Orders or as otherwise agreed in writing by the Administrative Agent, the Company or any of its Subsidiaries shall make any Prepetition Payment other than (i) Prepetition Payments authorized by the Bankruptcy Court in accordance with ‘first day’ orders and (ii) as expressly provided in Exhibit C to the Restructuring Support Agreement provided that Silver Point Consent (as defined in the Restructuring Support Agreement) has been given in accordance with the terms of the Restructuring Support Agreement; or

(dd)         Committees.  Unless none of the Credit Parties have prior notice of such appointment, the failure of the Credit Parties to oppose the appointment of any official committee other than an official unsecured creditors’ committee in the Chapter 11 Cases; provided that if none of the Credit Parties have prior notice of such appointment, it shall be an Event of Default if the Credit Parties do not promptly file and diligently pursue an objection to such appointment or motion for disbandment of such committee, in either case in form and substance satisfactory to the Administrative Agent; or

(ee)         Insolvency Event.  An Insolvency Event shall occur with respect to any Non-Debtor Subsidiary and such Subsidiary shall fail to become a Borrower hereunder and subject to the Reorganization Plan, in each case, in accordance with Section 5.12 within 5 Business Days of such Insolvency Event;

THEN, and in any such event, the Collateral Agent may, and shall at the request of the Requisite Lenders, by notice to the Administrative Borrower and subject to the terms of the Bankruptcy Court Orders, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Credit Documents shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court (except as otherwise expressly provided in the Bankruptcy Court Orders), presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party and/or (iii) exercise any and all of its other rights and remedies under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code), hereunder and under the other Credit Documents.

SECTION 9.                                                         AGENTS

9.1          Appointment of Agents.  Silver Point is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Silver Point, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party or any Subsidiary thereof shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.

9.2          Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have or be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3          General Immunity.

(a)           No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)           Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 12.5) or, in the case of the Collateral Agent, in accordance with the any applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 12.5) or, in the case of the Collateral Agent, in accordance with the applicable Collateral Document.

(c)           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.4          Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5          Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Loan Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6          Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7          Successor Administrative Agent.

(a)           Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Administrative Borrower.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Borrower, to appoint a successor Administrative Agent.  If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held by it, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)           Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Silver Point without the prior written consent of, or prior written notice to, Administrative Borrower or the Lenders; provided that Administrative Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Administrative Borrower and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(c)           Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.3 and Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8          Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty.  Each Lender hereby further irrevocably authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to any Guaranty, the Collateral and the Collateral Documents.  Subject to Section 12.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 12.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 5.10 or otherwise or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 12.5) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce any Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.9          Posting of Approved Electronic Communications.

(a)           Delivery of Communications.  Each Credit Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice or a Interest Election Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein, collectively, as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent.  In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by Administrative Agent.

(b)           Platform.  Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)           No Warranties as to Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           Delivery Via Platform.  Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)           No Prejudice to Notice Rights.  Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

SECTION 10.                                                  SECURITY AND ADMINISTRATIVE PRIORITY

10.1        Prepetition Obligations.  Each of the Credit Parties hereby acknowledges, confirms and agrees that the Company and its Subsidiaries are indebted to the Prepetition Agents and the Prepetition Indebtedness Holders for the Prepetition Obligations, as of the Filing Date, (a) in an aggregate principal amount of not less than $70,000,000 plus accrued and unpaid interest of at least $273,287.67, plus fees, costs, and expenses incurred in connection therewith, in respect of Prepetition Obligations under the Prepetition Credit Agreement and (b) in an aggregate principal amount of not less than $405,000,000, plus accrued and unpaid interest of at least $20,899,582, plus fees, costs, and expenses incurred in connection therewith (including attorneys’ fees), including the repayment premiums, if any, owing under the Senior Secured Notes, in respect of Prepetition Obligations related to the Senior Secured Notes Indenture, in each case, indemnities, reimbursement obligations and other charges now or hereafter owed by the Company and its Subsidiaries to the Prepetition Agents and the Prepetition Indebtedness Holders pursuant to the terms of the Prepetition Credit Agreement and the Senior Secured Notes Indenture, all of which are unconditionally owing by the Company and its Subsidiaries to the Prepetition Agents and the Prepetition Indebtedness Holders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

10.2        Acknowledgment of Security Interests.  As of the Filing Date, each of the Borrowers hereby acknowledges, confirms and agrees (and hereby agrees that it will not dispute, challenge or otherwise contest) that (a) the Prepetition Agents and the Prepetition Indebtedness Holders have valid, enforceable and perfected first priority and senior liens (subject only to “Permitted Liens” (as defined in the Prepetition Credit Documents) upon and security interests in all of the Collateral (as defined in the Prepetition Credit Documents) granted pursuant to the Prepetition Credit Documents and the other “Collateral Documents” (as defined in the Prepetition Credit Documents) as in effect on the Filing Date to secure all of the Prepetition Obligations and (b) such Liens are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

10.3        Binding Effect of Documents.  Each of the Borrowers hereby acknowledges, confirms and agrees (and hereby agrees that it will not dispute, challenge or otherwise contest) that (a) each of the Prepetition Credit Documents and the other “Collateral Documents” (as defined in the Prepetition Credit Documents) to which it is a party is in full force and effect as of the date hereof, (b) the agreements and obligations of the Company and each of its Subsidiaries contained in the Prepetition Credit Documents and the other “Collateral Documents” (as defined in the Prepetition Credit Documents) constitute the legal, valid and binding obligations of each of the Company and its Subsidiaries enforceable against each of them in accordance with their respective terms and neither the Company nor any of its Subsidiaries has any valid defense, offset or counterclaim to the enforcement of such obligations and (c) the Prepetition Agents and the Prepetition Indebtedness Holders are and shall be entitled to all of the rights, remedies and benefits provided for in the Prepetition Credit Documents and the other “Collateral Documents” (as defined in the Prepetition Credit Documents), except to the extent clauses (b) and (c) above are subject to the automatic stay under the Bankruptcy Code upon commencement of the Chapter 11 Cases.

10.4        Collateral; Grant of Lien and Security Interest.

(a)           Pursuant to the Bankruptcy Court Orders and in accordance with the terms thereof, as security for the full and timely payment and performance of all of the Obligations, the Borrowers hereby, assign, pledge and grant to the Collateral Agent, for the benefit of the Agents and the Lenders (the “Secured Parties”), a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, tangible and intangible now existing or hereafter acquired or created, including, without limitation, all property of the “estate” (within the meaning of the Bankruptcy Code) of the Borrowers, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property (including all Facilities), fixtures, leases, all (or, in the case of a Foreign Subsidiary, 65%) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas.  Reg. Section 1.956-2(c)(2)) and all of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas.  Reg. Section 1.956-2(c)(2)) of each Subsidiary of the Company, all of the Capital Stock of all other Persons that are not Subsidiaries directly owned by the Company, money, investment property, deposit accounts, all commercial tort claims and other causes of action (other than Avoidance Actions), the proceeds of all Avoidance Actions, all Cash Collateral (as defined in the Interim Bankruptcy Court Order), and all cash and non-cash proceeds, rents, products, substitutions, accessions and profits of any of collateral described above (all property of the Borrowers subject to the security interest referred to in this 10.4(a) being hereinafter, collectively, referred to as the “Collateral”).

(b)           Upon entry of the Interim Bankruptcy Court Order or Final Bankruptcy Court Order and subject to the terms thereof, as the case may be, the Liens and security interests in favor of the Collateral Agent referred to in 10.4(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral (subject to Permitted Priority Liens and any action required under foreign law with respect to the Capital Stock of Foreign Subsidiaries solely to the extent that such foreign law is applicable).  Such Liens and security interests and their priority shall remain in effect until the total Commitment shall have been terminated and all Obligations shall have been repaid in cash in full.

(c)           Notwithstanding anything herein to the contrary (i) all proceeds received by the Agents and the Lenders from the Collateral subject to the Liens granted in this 10.4 and in each other Credit Document and by the Bankruptcy Court Orders shall be subject to the prior payment of Carve-Out Expenses to the extent set forth in clause ”first” of the definition of the term “Agreed Administrative Expense Priorities”, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

(d)           Notwithstanding anything herein to the contrary, for the avoidance of doubt, the parties hereby agree that the term “Collateral” shall not include any FCC License held by any Borrower to the extent that any requirement of law applicable thereto prohibits the creation of a security interest therein but shall include: (i) the right to receive any payment of money (including, without limitation, general intangibles for money due or to become due); and (ii) any proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions or replacements of any FCC License (unless such proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions or replacements itself would constitute an FCC License to the extent that any requirements of law applicable thereto prohibits the creation of a security interest therein).

10.5        Administrative Priority.  Each Borrower agrees that its Obligations shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the prior payment of amounts to the extent set forth in clause ”first” of the definition of the term “Agreed Administrative Expense Priorities”.

10.6        Grants, Rights and Remedies.  The Liens and security interests granted pursuant to Section 10.4(a) hereof and the administrative priority granted pursuant to Section 10.5 hereof may be independently granted by the Credit Documents and by other Credit Documents hereafter entered into.  This Agreement, the Bankruptcy Court Orders and such other Credit Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.

10.7        No Filings Required.  The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of any Loan prior to the Final Period and entry of the Final Bankruptcy Court Order shall have occurred on or before the date of any Loan during the Final Period.  The Collateral Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, or any other Credit Document.

10.8        Survival.  The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Borrowers (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except to the extent set forth in clause ”first” of the definition of the term “Agreed Administrative Expense Priorities” as set forth in Section 10.5, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Agents and the Lenders against the Borrowers in respect of any Obligation;

(b)           the Liens in favor of the Agents and the Lenders set forth in Section 10.4(a) hereof shall constitute valid and perfected first priority Liens and security interests, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Priority Liens and any action required under foreign law with respect to the Capital Stock of Foreign Subsidiaries solely to the extent that such foreign law is applicable); and

(c)           the Liens in favor of the Agents and the Lenders set forth herein and in the other Credit Documents shall continue to be valid and perfected without the necessity that the Collateral Agent file financing statements or mortgages, take possession or control of any Collateral, or otherwise perfect its Lien under applicable non-bankruptcy law.

SECTION 11.                                                  MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

11.1        Collection of Accounts Receivable; Management of Collateral.

(a)           After the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designee may, and at the request of the Requisite Lenders, the Collateral Agent shall, send a notice of assignment and/or notice of the Collateral Agent’s security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.

(b)           Subject to the entry and the terms of the Bankruptcy Court Orders, the Borrowers hereby appoint the Collateral Agent or its designee on behalf of the Collateral Agent as the Borrowers’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse the Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Borrower’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Borrower to such address as the Collateral Agent or such designee may designate and to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law not constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Credit Documents are paid in full and all of the Credit Documents are terminated.

(c)           Nothing herein contained shall be construed to constitute any Agent as agent of any Borrower for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

(d)           If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the applicable Borrower’s account and to charge the Borrowers therefor.  The Borrowers shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to apply the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(e)           Notwithstanding any other terms set forth in the Credit Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Borrowers set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Credit Document or as provided by law.

11.2        Accounts Receivable Documentation.  The Borrowers will at such intervals as the Collateral Agent may reasonably require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may reasonably require relating to the Accounts Receivable.  The items to be provided under this Section 11.2 are to be in form reasonably satisfactory to the Collateral Agent and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral.  A Borrower’s failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral.  If the Borrowers become aware of anything materially detrimental to any Borrower’s material customers’ credit, the Borrowers will promptly advise the Agents thereof.

11.3        Status of Accounts Receivable and Other Collateral.  With respect to Collateral of the Borrowers at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Borrower covenants, represents and warrants:  (a) to the best knowledge of such Borrower, each Account Receivable shall be a good and valid account representing a bona fide indebtedness incurred or an amount owed by the Account Debtor therein named; (b) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; and (c) such Borrower shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require.

11.4        Collateral Custodian.  Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of the Borrowers a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests in the Collateral.  Each Borrower hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

SECTION 12.                                                  MISCELLANEOUS

12.1        Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or an Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

12.2        Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agrees to pay promptly, and in any event within five (5) days after written demand therefore, (a) all reasonable and documented costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Administrative Borrower; (d) all the actual and documented costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.19(c) and (d), search fees, title insurance premiums and fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all reasonable and documented costs and fees, expenses and disbursements of any external auditors, accountants, consultants or appraisers; (f) all reasonable and documented fees, costs and expenses of counsel (excluding allocated costs of internal counsel) and of any appraisers, valuation experts, consultants, advisors and agents employed or retained by any Agent and its counsels; (g) all reasonable and documented costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees (excluding allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty) or, in connection with any refinancing or restructuring of the credit arrangements provided hereunder, including without limitation the costs of any financial advisor, consultant or other outside experts retained by the Administrative Agent or any Lender.

12.3        Indemnity.

(a)           Except for Taxes, which shall be governed exclusively by Section 2.19, in addition to the payment of expenses pursuant to Section 12.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 12.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

12.4        Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

12.5        Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Subject to Sections 12.5(b) and 12.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, Administrative Agent and the Requisite Lenders or (ii) in the case of any other Credit Document, Administrative Agent and, if party thereto, the Collateral Agent, with the consent of the Requisite Lenders.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                  extend the scheduled final maturity of any Loan or Note of such Lender;

(ii)                 waive, reduce or postpone any scheduled repayment due such Lender (but not prepayment);

(iii)                reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate” (which may be affected by consent of the Requisite Lenders) and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv)               extend the time for payment of any such interest or fees to such Lender;

(v)                reduce the principal amount of any Loan;

(vi)               amend, modify, terminate or waive any provision of this Section 12.5(b) or Section 12.5(c);

(vii)              amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(viii)             release all or substantially all of the Collateral or if more than one Guarantor at such time, all or substantially all Guarantors from any Guaranty except as expressly provided in the Credit Documents; or

(ix)                consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided, however, that the Fee Letter may be amended or modified, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(d)           Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

12.6        Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  The Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 12.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided, each such assignment pursuant to this Section 12.6(c)(ii) shall be in an aggregate amount of not less than $2,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the whole Commitment of the assigning Lender).

(d)           Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(e).

(e)           Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Administrative Borrower and shall maintain a copy of such Assignment Agreement.

(f)            Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(g)           Effect of Assignment.  Subject to the terms and conditions of this Section 12.6, as of the “Effective Date” specified in the applicable Assignment Agreement:  (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 12.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)           Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans, Notes or in any other Lender Obligation.  The holder of any such participation (a “Participant”), other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating.  Borrowers agree that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, and (ii) a Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.19 as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(i)            Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 12.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

12.7        Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (an SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers or Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.  Borrowers acknowledge and agree, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.16, 2.17, 2.18, 2.19, 12.2, 12.3 and 12.4, shall be considered a Lender.  Borrowers shall not be required to pay any amount under Sections 2.16, 2.17, 2.18, 2.19, 12.2, 12.3 and 12.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to a SPC.

12.8        Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

12.9        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 12.2, 12.3 and 12.4 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans.

12.10      No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

12.11      Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

12.12      Severability.  In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.13      Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

12.14      Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

12.15      APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT NEW YORK LAW IS SUPERSEDED BY THE BANKRUPTCY CODE.

12.16      CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE BANKRUPTCY COURT.  EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS

FOR NOTICES AS SET FORTH IN SECTION 12.01.  THE CREDIT PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

12.17      WAIVER OF JURY TRIAL

EACH CREDIT PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH CREDIT PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH CREDIT PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

12.18      Confidentiality.  Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses clearly identified as such by Borrowers and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 12.17), who shall be advised of the confidential nature of the disclosures, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, who shall be advised of the confidential nature of the disclosures, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers, and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.

12.19      Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

12.20      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

12.21      Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Administrative Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

12.22      Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

12.23      Disclosure.  Each Credit Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates and Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates.  In addition, each Credit Party and each Lender hereby acknowledges that that the Administrative Agent and/or affiliates of the Administrative Agent and/or its Related Funds have also purchased certain equity interests in the Company.

12.24      Company as Agent for Borrowers.  Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan

Accounts and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Accounts and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Credit Documents.  Notwithstanding the foregoing, the Credit Parties shall not have any obligation to any Indemnitee under this Section 12.24 for any liability, expense, loss or claim of damage or injury which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

12.25      Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

12.26      Advertising and Publicity.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of Administrative Agent.  Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, Administrative Borrower shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS

GRANITE BROADCASTING CORPORATION

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President — Chief Financial Officer

KBWB LICENSE, INC.
KBWB, INC.
WEEK-TV LICENSE, INC.,
WXON LICENSE, INC.
WXON, INC.

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Vice President

Credit Agreement

SILVER POINT FINANCE, LLC,

as Administrative Agent

By:	/s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

Credit Agreement

SPCP GROUP III, LLC,

as Lender

By:	/s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

SPCP GROUP, LLC,

as Lender

By:	/s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

Credit Agreement

APPENDIX A

TO CREDIT AGREEMENT

Loan Commitments

Lender	Loan Commitment	Pro Rata Share
SPCP Group III, LLC	2,500,000	10%
SPCP Group, LLC	22,500,000	90%
Total	$25,000,000.00	100%

Appendix A-1

APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

TO ANY CREDIT PARTY
767 Third Avenue, 34th Floor
New York, New York 10017
Attention:  Lawrence I. Wills
Telecopier:  (212) 826-2858

in each case, with a copy to:
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W. Washington, DC 20036-1564
Attention:  Russell Parks
Telecopier:  (202) 887-4288

Appendix B

SILVER POINT FINANCE, LLC

as Administrative Agent and Collateral Agent

Silver Point Finance, LLC,
as Administrative Agent and Collateral Agent

Two Greenwich Plaza, 1st Floor
Greenwich, CT 06830

Appendix B